As filed with the Securities and Exchange Commission on August 10, 2011.
Registration No.  333-175213

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO
FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMPTON PETROLEUM CORPORATION
(Exact name of Registrant as specified in its charter)

Alberta, Canada	1311	98-0558625
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

Suite 500 Bankers Court 850 – 2nd Street S.W. Calgary, Alberta, Canada T2P 0R8 (403) 237-9400
(Registrant’s principal executive offices)

CT Corporation System, 111 Eighth Avenue, New York, New York 10011, (212) 894-8940
(Agent for service in the United States)

The Commission is requested to send copies of all communications to:
Theresa Kosek Compton Petroleum Corporation Suite 500 Bankers Court 850- 2nd Street S.W. Calgary, Alberta, Canada T2P 0R8 (403) 237-9400	Leland P. Corbett Stikeman Elliott LLP 4300 Bankers Hall West 888 – 3rd Street S.W. Calgary, Alberta, Canada T2P 5C5 (403) 266-9000	Andrew J. Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 United States (212) 373-3000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

Province of Alberta, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑ at some future date (check the appropriate box below)

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2.
☐ pursuant to Rule 467(b) on (            ) at (            ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (            ).

3.
☑ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☑

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended, or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

II-1

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.  Rights Certificates (as defined herein) will not be issued to Non-Qualifying Holders (as defined herein) and Shareholders (as defined herein) will be presumed to be resident in the place of their registered address, unless the contrary is shown to the satisfaction of the Corporation (as defined herein).  See “Details of the Rights Offering – Non-Qualifying Holders”.

Information has been incorporated by reference into this short form prospectus from documents filed with securities commissions or similar authorities in Canada.  Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary, Compton Petroleum Corporation at Suite 500 Bankers Court 850 – 2nd Street S.W., Calgary, Alberta, T2P 0R8 (Telephone: (403) 237-9400), and are also available electronically at www.sedar.com.  For the purpose of the Province of Québec, this simplified prospectus contains information to be completed by consulting the permanent information record.  A copy of the permanent information record may be obtained from the Corporate Secretary of Compton Petroleum Corporation at the above-mentioned address and telephone number and is also available electronically at www.sedar.com.

New Issue	August 10, 2011

Short Form Prospectus

COMPTON PETROLEUM CORPORATION

UP TO $15,001,450
3,954,127 RIGHTS TO SUBSCRIBE FOR UP TO 1,918,344 COMMON SHARES AT A PRICE OF $7.82 PER SHARE

and

3,690,980 CASHLESS WARRANTS EXCHANGEABLE FOR 3,690,980 COMMON SHARES

and

5,050,910 COMMON SHARES

This short form prospectus qualifies the distribution on the terms set forth herein of:

(a)
3,954,127 rights to subscribe for and purchase from Compton Petroleum Corporation (“Compton” or the “Corporation”) an aggregate of 1,918,344 common shares (“Common Shares”) of the Corporation at a price (the “Subscription Price”) of $7.82 per share, consisting of:

(i)
the offering of 1,318,331 rights (the “Shareholder Rights”) to holders (“Shareholders”) of Common Shares of record as of the close of business August 22, 2011 (the “Record Date”) on the basis of one (1) Right for each Common Share held to subscribe for and purchase from Compton an aggregate of 639,588 Common Shares; and

(ii)
2,635,796 rights (the “Backstop Rights”) to be delivered pro rata to the Backstoppers (as defined herein) as partial compensation for the performance of their obligations under the Backstop Agreements (as defined herein) to which they are party (such obligations, as further described herein, being the Standby Commitment (as defined herein), which Backstop Rights will enable them to subscribe for and purchase from Compton an aggregate of 1,278,756 Common Shares; and

(b)
3,690,980 warrants (the “Cashless Warrants”) entitling the holders thereof to automatically receive, in the event certain conditions are satisfied, 3,690,980 Common Shares on or before the third anniversary of the date (the “Effective Date”) on which the Plan of Arrangement (as defined herein) is effective, consisting of:

(i)	the delivery of 2,636,662 Cashless Warrants to Shareholders of record as of the Record Date on the basis of two (2) Cashless Warrants for each Common Share held; and

(ii)	the delivery of 1,054,318 Cashless Warrants pro rata to the Backstoppers as partial compensation for the Standby Commitment; and

(c)	5,050,910 Common Shares consisting of:

(i)
575,263 Common Shares (the “Offered Shares” and, collectively with the Shareholder Rights, Backstop Rights and Cashless Warrants, the “Offered Securities”) to be delivered to certain Backstoppers in accordance with the Backstop Agreements; and

(ii)	4,475,647 Common Shares issuable on the exercise of the Noteholder Rights (as defined herein).

The Common Shares are listed and posted for trading on the Toronto Stock Exchange (“TSX”) under the symbol “CMT”.  The closing price of the Common Shares on the TSX on August 10, 2011 was $12.55.

The Recapitalization Rights will be listed on the TSX beginning on August 18, 2011 and will be posted for trading until 12:00 p.m. on September 20, 2011 (the “Expiration Date”).

The Offered Shares, the Cashless Warrants and the Common Shares issuable on the exercise of the Recapitalization Rights (as defined herein) and the Backstop Rights and on the deemed exercise of the Cashless Warrants will be listed on the TSX.  Compton has no intention to seek the listing of the Backstop Rights.  There is currently no market through which the Cashless Warrants or Backstop Rights may be sold and holders may not be able to resell such securities.  This may affect the pricing of such securities in the secondary market, the transparency and availability of trading prices, the liquidity of such securities and the extent of issuer regulation.  See “Risk Factors - There is currently no active trading market for the Recapitalization Rights, the Cashless Warrants or the Backstop Rights”.

Net Proceeds to the Corporation(1)(2)
Per Common Share	$7.40
Total	$14,191,450

Notes:

(1)
Assumes the exercise of all Shareholder Rights and Backstop Rights (but not Noteholder Rights (as defined herein)) after deducting $810,000, being the portion of the estimated expenses of the Rights Offering allocable to the distribution of the Shareholder Rights and Backstop Rights.

(2)
Assuming the exercise of all Recapitalization Rights and Backstop Rights, net proceeds to the Corporation would be approximately $47.3 million after deducting the aggregate estimated expenses of the Rights Offering and the distribution of the Backstop Rights of $2.7 million.

(3)
If no Recapitalization Rights or Backstop Rights are exercised, it is anticipated that pursuant to the Standby Commitment the Backstoppers will acquire from the Corporation all of the Common Shares issuable pursuant to such rights for aggregate gross proceeds of approximately $50 million.

The Corporation will distribute the Shareholder Rights to Shareholders who are Qualifying Holders (as defined herein), as at the close of business on the Record Date.  Each such Shareholder will receive one (1) Shareholder Right for each Common Share held.  In addition to the Shareholder Rights qualified by this short form prospectus, pursuant to the Recapitalization (as defined herein) Compton shall issue to Noteholders (as defined herein) who are Qualifying Holders as at the Effective Time (as defined herein), an aggregate of 9,225,286 rights (the “Noteholder Rights” and, collectively with the Shareholder Rights, the “Recapitalization Rights”) having terms and conditions which are identical to the terms of the Shareholder Rights.  The offering of the Shareholder Rights hereunder, collectively with such offering of the Noteholder Rights, is referred to in this short form prospectus as the “Rights Offering”.

The distribution of the Noteholder Rights is not qualified by this short form prospectus; however, the distribution of the 4,475,746 Common Shares issuable on the exercise of the Noteholder Rights is qualified by this short form prospectus.  This prospectus also qualifies any additional Shareholder Rights or Cashless Warrants which are issuable as a result of an increase in the number of outstanding Common Shares due to the rounding of fractional interests in connection with the Share Consolidation, as well as all Common Shares issuable pursuant to such additional Shareholder Rights.

Each Recapitalization Right will entitle the holder thereof (provided that such holder is a Qualifying Holder) to purchase 0.48515 of a Common Share, such that a holder may exercise 2.0612181 Recapitalization Rights to purchase one Common Share for the Subscription Price.  The Backstop Rights and the Recapitalization Rights will each entitle the holder thereof to acquire an identical fractional interest in a Common Share at an identical Subscription Price.  No fractional Common Shares will be issued.

The Recapitalization Rights are evidenced by transferable certificates in registrable form (the “Rights Certificates”).  The Recapitalization Rights will expire at 5:00 p.m. (Calgary time) (the “Expiration Time”) on the Expiration Date.   To subscribe for Common Shares, a completed Rights Certificate, together with payment in full of the Subscription Price for each Common Share subscribed for, must be received by Computershare Investor Services Inc. (the “Subscription Agent”) at Suite 100, University Avenue, Toronto, Ontario, M5J 2Y1, Attention:  Corporate Actions, 9th Floor, by the Expiration Time on the Expiration Date.  A holder of Recapitalization Rights who exercises all such Recapitalization Rights by subscribing for the maximum number of Common Shares to which such holder is entitled to subscribe, may subscribe (the “Additional Subscription Privilege”) for additional whole Common Shares, if available, at the Subscription Price.  See “Details of the Rights Offering – Additional Subscription Privilege”.

A Qualifying Holder who holds its Common Shares or Notes (as defined herein) in registered form (a “Registered Holder”) will receive a definitive Rights Certificate representing the Recapitalization Rights to which it is entitled pursuant to the Rights Offering.  A Qualifying Holder who holds its Common Shares or Notes through a securities broker or dealer, bank or trust company, or other participant (a “Participant”) in the book based system administered by CDS Clearing and Depository Services Inc. (“CDS”) or the Depositary Trust Company (“DTC”) (in the case of Common Shares or Notes registered in the name of CEDE & Co.) (a “Beneficial Holder”), who is resident in a Qualifying Jurisdiction (as defined herein) will receive an interest in book-entry form in the Recapitalization Rights represented by a global Rights Certificate registered in the name of CDS or CEDE & Co., as the case may be.

A Registered Holder who is a Qualifying Holder may exercise the Recapitalization Rights represented by a Rights Certificate by completing the Rights Certificate and delivering that certificate and the aggregate Subscription Price to the Subscription Agent in the manner and upon the terms set out herein.  See “Details of the Rights Offering — Basic Subscription Privilege” and “Details of the Rights Offering — How to Complete Rights Certificate”.

A Beneficial Holder who is resident in a Qualifying Jurisdiction may subscribe for Common Shares by instructing the Participant holding such holder’s Recapitalization Rights to exercise all or a specified number of such Recapitalization Rights and forwarding the Subscription Price for each Common Share subscribed for to such Participant in accordance with the terms of the Rights Offering.  Participants may have an earlier deadline for receipt of instructions and payment than the Expiration Date and a Beneficial Holder subscribing through a Participant should ensure it delivers its payment instructions sufficiently in advance of the Expiration Date to allow the Participant to properly exercise the Recapitalization Rights on its behalf.  See “Details of the Rights Offering – Common Shares and Notes Held Through CDS or DTC”.

Recapitalization Rights not exercised at or before the Expiration Time on the Expiration Date will be void and of no value.  As at the date hereof, assuming the completion of the Recapitalization and the exercise of all the Recapitalization Rights and Backstop Rights, but before the conversion of the Cashless Warrants, the number of outstanding Common Shares is anticipated to increase by approximately 2,000%.  See “Details of the Rights Offering – Dilution to Existing Shareholders”, “Risk Factors – Shareholders are Subject to Dilution” and “Description of the Recapitalization - Treatment of Securityholders” in the Recapitalization Circular (as defined herein).  Backstop Rights for which written notice of an intention to exercise has not been provided to Compton at least 24 hours prior to the closing time on the Closing Date will be void and of no value.

The Recapitalization Rights are fully transferable by holders.  The Backstop Rights are non-transferable.

Compton and Compton Petroleum Finance Corporation (collectively, the “Companies”) have entered into backstop agreements (the “Backstop Agreements”) with certain Noteholders.  Pursuant to the Backstop Agreements, the parties thereto (other than the Companies) (the “Backstoppers”) have severally agreed to purchase at the Subscription Price on the Closing Date all of the Common Shares that were not otherwise subscribed for and taken up in the Rights Offering (after the exercise of the Basic Subscription Privilege (as defined herein) and the Additional Subscription Privilege) by holders of Recapitalization Rights prior to the Expiration Time or pursuant to the exercise of the Backstop Rights.  The Backstoppers will receive their pro rata share of 1,054,318 Cashless Warrants and the Backstop Rights, and certain Backstoppers will also receive the Offered Shares in accordance with the Backstop Agreements, in consideration for the Standby Commitment.  See “Details of the Rights Offering — Standby Commitment”.  The Backstoppers are not engaged as underwriters in connection with the Rights Offering and have not been involved in the preparation of, or performed any review of, this prospectus in the capacity of underwriters.

Computershare Investor Services Inc. has been appointed as the Subscription Agent for the Rights Offering pursuant to a rights agency and custodial agreement between the Corporation and the Subscription Agent.  There is no managing or soliciting dealer for the Rights Offering, and the Corporation will pay no fee of any kind for the solicitation of the exercise of Recapitalization Rights.  No underwriter or agent has been involved in the preparation of this short form prospectus or performed any review of the contents of this short form prospectus.

The Corporation will also distribute Cashless Warrants to Shareholders of record as of the close of business on the Record Date.  Each such Shareholder will receive two (2) Cashless Warrants for each Common Share held.  In addition 1,054,318 Cashless Warrants and the Backstop Rights will be distributed to the Backstoppers on a pro rata basis and the Offered Shares shall be distributed to certain Backstoppers in accordance with the Backstop Agreements on the fifth Business Day (being for the purposes of this short form prospectus a day other than a Saturday, Sunday or a statutory or civic holiday that banks or open for business in Toronto, Ontario, Canada) following the Expiration Date (the “Closing Date”).  See “Description of the Securities Being Distributed – Cashless Warrants” and “Plan of Distribution”.

Cashless Warrants shall be deemed to be exercised and shall be converted to Common Shares in certain circumstances.  A holder of Cashless Warrants does not need to take any steps or further action to convert its Cashless Warrants.  See “Description of the Securities Being Offered – Cashless Warrants – Summary of Cashless Warrant Terms and Conditions”.

Rights Certificates and certificates (“Warrant Certificates”) representing the Cashless Warrants will not be delivered by the Corporation to Non-Qualifying Holders (as defined herein).  Instead, Non-Qualifying Holders will be sent a letter advising them that their Rights Certificates and Warrant Certificates will be issued to and held by the Subscription Agent, which will hold those Recapitalization Rights and Cashless Warrants as agent for the benefit of Non-Qualifying Holders (other than Accredited Rights Holders (as defined herein) that have directed the Subscription Agent to exercise their Recapitalization Rights or Accredited Warrantholders (as defined herein) (collectively, “Accredited Holders”)).  The Subscription Agent will hold such Recapitalization Rights and Cashless Warrants, respectively, until the close of business on the tenth day prior to the Expiration Date to give Non-Qualifying Holders an opportunity to claim their Rights Certificates and Warrant Certificates from the Subscription Agent.  After September 9, 2011, the Subscription Agent will attempt, on a best efforts basis, to sell the Recapitalization Rights and Warrants issued to Non-Qualifying Holders (other than those held for Accredited Holders) through the facilities of the TSX on a date or dates and at a price or prices as the Subscription Agent determines in its sole discretion.  See “Details of the Rights Offering – Non-Qualifying Holders” and “Description of Securities Being Distributed – Cashless Warrants – Non-Qualifying Holders of Cashless Warrants”.

A holder of a Recapitalization Right, Cashless Warrant or Backstop Right is not, by virtue of holding such security, a Shareholder and does not have any of the rights of a Shareholder (including the right to receive any dividend or distribution of any nature whatsoever which may be declared payable on the Common Shares).

On August 10, 2011, the issued and outstanding Common Shares were consolidated (the “Share Consolidation”) on a 200-for-1 basis.  Except as otherwise set forth herein, all disclosure in this short form prospectus is presented on a post-Share Consolidation basis.  See “Recent Developments – The Share Consolidation”.

Upon the completion of the Recapitalization, assuming the exercise of all Recapitalization Rights and Backstop Rights (but no Cashless Warrants), it is currently anticipated that there would be approximately 26,358,534 Common Shares outstanding.  See “Consolidated Capitalization”.

The distribution of the Offered Securities is conditional upon the completion of the Recapitalization on substantially the terms and conditions set forth in the Recapitalization Circular.  If the Recapitalization is not so completed, none of the Offered Securities shall be distributed.

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this short form prospectus in accordance with the disclosure requirements of Canada.  Prospective investors should be aware that such requirements are different from those of the United States.  Consolidated financial statements incorporated by reference in this short form prospectus have been prepared in accordance with Canadian generally accepted accounting principles, and are subject to Canadian generally accepted auditing standards, and thus may not be comparable to financial statements of United States companies.  In addition, the Corporation has prepared the Compton Interim Financial Statements (as defined herein) incorporated by reference herein in accordance with International Financial Reporting Standards (“IFRS”) as set out in Part I of the Handbook of the Canadian Institute of Chartered Accountants (the “Handbook”) and the Compton Annual Financial Statements

(as defined herein) in accordance with the Canadian generally accepted accounting principles set out in Part V of the Handbook (“Previous GAAP”).  See “Reporting Currencies and Accounting Principles”.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Corporation is organized under the laws of Alberta, Canada, that some or all of our officers and directors are residents of a country other than the United States, that some or all of the experts named in the short form prospectus may be residents of a country other than the United States, and that all or a substantial portion of our assets and said persons may be located outside the United States.  See “Enforceability of Certain Civil Liabilities”.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SHORT FORM PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Compton’s existing extendible revolving credit facility (the “Credit Facility”) matures on September 23, 2011, but will be extended to December 31, 2011, upon completion of the Rights Offering.   In the event the Credit Facility matures before a replacement credit facility (the “Replacement Facility”) is in place or the term of the Credit Facility is not extended, the full amount outstanding under the Credit Facility will be due and payable.  The Corporation has an agreement in principle with a syndicate of lenders with respect to the Replacement Facility.  It is currently anticipated that the Replacement Facility will consist of a renewable revolving credit facility with a term of one year commencing on the date of execution and that the Replacement Facility will automatically convert into a term credit facility with a term of one additional year if the revolving facility is not renewed.  The Replacement Facility has not been approved by Compton’s board of directors and the terms of the Replacement Facility will be subject to completion and execution of final documentation.  There can be no assurance that Compton will enter into the Replacement Facility on the terms set out herein or at all.   See “Risk Factors - Compton’s Credit Facility Matures on September 23, 2011 and There Can be no Assurance the Replacement Facility Will be Available”.

Based on current internal forecasts of Compton, it is anticipated that Compton will remain cash flow positive for the next 12 months and will have sufficient liquidity and proceeds to continue operations for the next 12 months.  Actual results may vary, perhaps materially.  Such forecasts are subject to various risks, uncertainties and assumptions, including future commodity, future production and the availability of the Replacement Facility and the other assumptions described herein.  See “Forward-Looking Information”.

Prospective subscribers should be aware that the acquisition or disposition of the securities described in this short form prospectus and the expiry of an unexercised Recapitalization Right may have tax consequences in Canada, the United States, or elsewhere, depending on each particular prospective investor’s specific circumstances.  See “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations”.  Such consequences for investors who are resident in, or citizens of, the United States are not described fully herein.  Prospective subscribers should consult their own tax advisors with respect to such tax considerations.

References in this short form prospectus to currency figures are to Canadian dollars.  On August 10, 2011, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon buying rate provided by the Bank of Canada was U.S.$1.00 = $0.9910.  See “Reporting Currencies and Accounting Principles” and “Exchange Rates”.

Compton’s head office is located at Suite 500 Bankers Court 850 – 2nd Street S.W., Calgary, Alberta, T2P 0R8 and its registered office is located at 4300 Bankers Hall West, 888 – 3rd Street SW, Calgary, Alberta, T2P 5C5.

There are certain risk factors associated with an investment in Common Shares or other securities of Compton.  See “Risk Factors” for a discussion of various risk factors that should be considered by prospective purchasers.

All subscriptions for Common Shares made in connection with the Rights Offering will be irrevocable and subscribers will be unable to withdraw their subscriptions for Common Shares once submitted.

FORWARD-LOOKING INFORMATION

Certain statements in this short form prospectus and the information incorporated herein by reference that are not current statements or historical facts constitute “forward-looking information” within the meaning of applicable Canadian securities laws and “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) and Section 21E of the Securities Exchange Act of 1934.  Forward-looking information and statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by them.  Sentences and phrases containing words such as “believe”, “estimate”, “anticipate”, “plan”, “predict”, “outlook”, “goals”, “targets”, “projects”, “may”, “hope”, “can”, “will”, “shall”, “should”, “expect”, “intend”, “is designed to”, “continues”, “with the intent”, “potential”, “strategy”, and the negative of any of these words, or variations of them, or comparable terminology that does not relate strictly to current or historical facts, are all indicative of forward-looking information or statements.  Discussions containing forward-looking statements may be found, among other places, in “Risk Factors” section herein, in the “General Development of the Business”, “Description of the Business” and “Risk Factors” sections in the AIF (as defined herein) and in “Description of the Recapitalization” and “Risk Factors” sections in the Recapitalization Circular (as defined herein) and other documents incorporated by reference herein.  Examples of forward-looking information and statements in this short form prospectus and in the AIF and other documents incorporated by reference herein include, but are not limited to:

•	the completion of the Recapitalization and its impact on the Corporation;

•	the use of proceeds from the Rights Offering and the exercise of the Backstop Rights

•	the performance of the Standby Commitment;

•	the terms and availability of the Replacement Facility;

•	Compton’s cash flow and liquidity over the next 12 months;

•	the focus of capital expenditures;

•	future debt levels and annual interest costs;

•	the sale, farming in, farming out or development of certain exploration properties using third party resources;

•	the Corporation’s future financial and operational situation after the implementation of the Recapitalization;

•	the impact of changes in oil and natural gas prices on cash flow after hedging;

•	drilling plans;

•	the existence, operation and strategy of the commodity price risk management program;

•	the approximate and maximum amount of forward sales and hedging to be employed;

•	the Corporation’s growth strategy, the criteria to be considered in connection therewith and the benefits to be derived therefrom;

•	the impact of Canadian federal and provincial governmental regulation on the Corporation relative to other oil and gas issuers of similar size;

•	the goal to sustain or grow production and reserves through prudent management and acquisitions;

•	the emergence of accretive growth opportunities; and

•	the Corporation’s ability to benefit from the combination of growth opportunities and the ability to grow through the capital markets.

The material assumptions in making these forward-looking statements include certain assumptions related to the completion and impact of the Recapitalization, that the Backstoppers will satisfy their respective

Standby Commitments, production, commodity prices, sales volumes, royalty rates, operating expenses, interest rate spreads, future debt reduction, availability of the Replacement Facility and bank funding, asset retirement obligations and decommissioning expenses or are disclosed in the Annual MD&A (as defined herein) under the headings “Liquidity and Capital Resources”, “Outlook” and “Critical Accounting Estimates” as well as those disclosed in the Interim MD&A (as defined herein) under the headings “Liquidity and Capital Resources” and “Outlook”.

Although the Corporation believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  The Corporation cannot guarantee future results, levels of activity, performance, or achievements.  Some of the risks and other factors, certain of which are beyond the Corporation’s control, that could cause results to differ materially from those expressed in the forward-looking statements contained in this short form prospectus and the documents incorporated by reference herein include, but are not limited to:

•	general economic conditions in Canada, the United States and globally;

•	industry conditions, including volatility in market prices for oil and natural gas;

•	royalties payable in respect of the Corporation’s oil and natural gas production;

•	governmental regulation of the oil and gas industry, including environmental regulation;

•	fluctuation in foreign exchange or interest rates;

•	unanticipated operating events which can reduce production or cause production to be shut in or delayed or operating costs to increase;

•	failure to obtain industry partner and other third party consents and approvals, when required;

•	stock market volatility and market valuations; and

•	the need to obtain required approvals from regulatory authorities.

Statements relating to “reserves” or “resources” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the resources and reserves described can be profitably produced in the future.  Readers are cautioned that the foregoing list of factors is not exhaustive.  The forward-looking information and statements contained in this short form prospectus and the documents incorporated by reference herein: (a) were made as of the dates stated therein and have not been updated except as modified or superseded by a subsequently filed document that is also incorporated by reference in this short form prospectus; (b) represent the Corporation’s views as of the date of such documents and should not be relied upon as representing the Corporation’s views as of any subsequent date; and (c) are expressly qualified by this cautionary statement.  While the Corporation anticipates that subsequent events and developments may cause its views to change, the Corporation specifically disclaims any intention or obligation to update forward-looking information and statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

Forward-looking information and statements contained in this short form prospectus and the documents incorporated herein by reference about prospective results of operations, financial position, cash flows or liquidity that are based upon assumptions about future economic conditions and courses of action are presented for the purpose of assisting securityholders in understanding management’s current views regarding those future outcomes, and may not be appropriate for other purposes.

There can be no assurance that the forward-looking information and statements will prove to be accurate, and actual results and future events could vary or differ materially from those anticipated by them.  Accordingly undue reliance should not be placed on forward-looking information and statements.  Forward-looking information and statements for time periods subsequent to 2011 involve greater risks and require longer term assumptions and estimates from those for 2011, and are consequently subject to greater uncertainty.  Therefore, special caution should be taken in terms of placing reliance on such long-term forward-looking information and statements.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation formed under, and governed by, the laws of the Province of Alberta.  Most of the directors and officers of the Corporation, and most of the experts named in this short form prospectus, including the documents incorporated by reference into this short form prospectus, are residents of Canada or otherwise reside outside the United States, and all, or a substantial portion of, their assets and our assets, are located outside the United States.  We have appointed an agent for service of process in the United States, but it may be difficult for investors who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States.  It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of the directors and officers of the Corporation and experts under the United States federal securities laws.  We have been advised by our Canadian counsel, Stikeman Elliott LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes.  We have also been advised by Stikeman Elliott LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We have filed with the SEC, concurrently with the registration statement on Form F-10 of which this short form prospectus is a part, an appointment of agent for service of process on Form F-X.  Under the Form F-X, we appointed CT Corporation System as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning an offering of securities under this short form prospectus.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

The Corporation has prepared the Compton Interim Financial Statements incorporated by reference herein in accordance with IFRS.  Previously, the Corporation prepared its interim and annual consolidated financial statements (including the Compton Annual Financial Statements incorporated herein by reference) in accordance with Previous GAAP.  A complete reconciliation of adjustments from previously reported financial results under Previous GAAP are presented in Note 19 – “Transition to IFRS” of Compton Interim Financial Statements.  The reconciliations include consolidated balance sheets as at January 1, 2010, March 31, 2010 and December 31, 2010, as well as consolidated statements of earnings and comprehensive income, changes in equity and cash flows for the three months ended March 31, 2010 and for the twelve months ended December 31, 2010.

In this short form prospectus, unless otherwise stated, dollar amounts are reported in Canadian dollars ($).

In this short form prospectus, unless otherwise stated, all references to percentages of Common Shares are expressed on an undiluted basis and on the assumption that no issued and outstanding securities convertible into or exchangeable for Common Shares have been converted or exchanged subsequent to the date hereof.

PRESENTATION OF OIL AND GAS RESERVES AND PRODUCTION INFORMATION

The Corporation reports its production and reserve quantities in accordance with Canadian practices and specifically in accordance with National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) of the Canadian Securities Administrators.  These practices are different from the practices used to report production and to estimate reserves in reports and other materials filed with the SEC by companies in the United States.  The Corporation incorporates additional information with respect to production and reserves which is either not generally included or prohibited under rules of the SEC and practices in the United States.  The Corporation follows the Canadian practice of reporting gross production and reserve volumes; however, it also follows the United States practice of separately reporting these volumes on a net basis (after the deduction of royalties and similar payments).  In estimating its reserves, the Corporation uses both forecast prices and costs, in accordance with Canadian reserve reporting requirements, and constant prices and costs, on a voluntary basis.  These latter requirements are similar to the average constant pricing reserve methodology utilized in the United States.

Unless otherwise stated, all of the reserves and resources information contained in the documents incorporated by reference in this short form prospectus has been calculated and reported in accordance with NI 51-101.

EXCHANGE RATES

The following table sets forth, for each of the years indicated, the year-end noon exchange rate, the average noon exchange rate and the high and low noon exchange rates of one Canadian dollar in exchange for U.S. dollars using information provided by the Bank of Canada.

	Year Ended December 31,		12 Months Ended June 30,
	2010	2009	2011	2010
High	$1.0054	$0.9716	$1.0542	$1.0039
Low	$0.9278	$0.7692	$0.9381	$0.8580
Average	$0.9709	$0.8757	$1.0013	$0.9475
End of Period	$1.0054	$0.9555	$1.0370	$0.9429

The noon exchange rate on August 10, 2011, using information provided by the Bank of Canada for the deemed exercise of Canadian dollars into United States dollars, was $1.00 equals US$1.0091.

SUMMARY OF THE RIGHTS OFFERING

This summary of the Rights Offering is qualified by, and should be read in conjunction with, the detailed information contained elsewhere in this short form prospectus.

Record Date:	Close of business on August 22, 2011

Expiration Time and Date:	5:00 p.m. (Calgary time) on September 20, 2011

Closing Date:	September 27, 2011

Entitlement to Recapitalization Rights:
Each Shareholder of record as at the close of business on the Record Date is entitled to receive one Shareholder Right for each Common Share held.  In addition, an aggregate of 9,225,286 Noteholder Rights shall be issued pro rata to Noteholders of record as at the Effective Time.  Neither Rights Certificates nor a copy of this short form prospectus will be mailed to Non-Qualifying Holders.

Subscription Price:	$7.82 per Common Share.

Maximum Number of Common Shares Issuable:
5,115,235 Common Shares (639,588 Common Shares pursuant to the Shareholder Rights and 4,475,647 Common Shares pursuant to the Noteholder Rights).  There is no minimum number of Shares.  1,278,756 additional Common Shares may be issued upon the exercise of the Backstop Rights.

Maximum Net Proceeds to the Corporation:
Approximately $37.3 million, assuming the exercise of all Recapitalization Rights and after deduction of the estimated expenses of the Rights Offering and the distribution of the Backstop Rights of $2.7 million.  The Corporation may receive up to $9,999,871.92 in additional funds in connection with the exercise of Backstop Rights.  See “Recent Developments – The Recapitalization”, “Details of the Rights Offering – Standby Commitment” and “Description of the Securities to be Distributed – Backstop Rights”.

Basic Subscription Privilege:
Each Recapitalization Right will entitle the holder thereof (provided that such holder is a Qualifying Holder) to purchase 0.48515 of a Common Share, such that a holder may exercise 2.0612181 Recapitalization Rights to purchase one (1) Common Share for the Subscription Price.  See “Details of the Rights Offering – Basic Subscription Privilege”.

Additional Subscription Privilege:
A holder of Recapitalization Rights who has exercised in full its Basic Subscription Privilege may subscribe pro rata for Common Shares, if any, not otherwise purchased pursuant to the Basic Subscription Privilege at a price per share equal to the Subscription Price.  See “Details of the Rights Offering – Additional Subscription Privilege”.

Standby Commitment:
Under the Backstop Agreements, the Backstoppers have agreed to severally purchase for the Subscription Price on the Closing Date their pro rata share of the Common Shares that were not otherwise subscribed for and taken up in the Rights Offering (after the exercise of the Basic Subscription Privilege and the Additional Subscription Privilege) by holders of Recapitalization Rights prior to the Expiration Time or pursuant to the exercise of Backstop Rights.  See “Details of the Rights Offering - Standby Commitment”.

Non-Qualifying Holders
Rights Certificates will not be sent to Non-Qualifying Holders.  Instead, Non-Qualifying Holders will be sent a letter advising them that their Rights Certificates will be issued to and held on their behalf by the Subscription Agent.  Notwithstanding the foregoing, Non-Qualifying Holders (“Accredited Rights Holders”) who have demonstrated to Compton on or before the tenth day prior to the Expiration Date that the distribution and exercise of the Recapitalization Rights and issuance of the Common Shares upon such exercise is not prohibited by any applicable securities laws and will not require Compton to file any documents, make any application, or pay any amount in their jurisdiction of residence will be entitled to direct the Subscription Agent to exercise their Recapitalization Rights on their behalf.

Recapitalization Rights that Non-Qualifying Holders would otherwise be entitled to receive will be held by the Subscription Agent who will, prior to the Expiration Time on the Expiration Date, attempt to sell (other than those held for Accredited Rights Holders that have directed the Subscription Agent to exercise their Recapitalization Rights) such Recapitalization Rights through the facilities of the TSX, on a best efforts basis, and the net proceeds thereof, if any, will be forwarded to such Non-Qualifying Holders.

See “Details of the Rights Offering — Non-Qualifying Holders”.

Intention of Directors and Officers of the Corporation:	The directors and officers of the Corporation who own Common Shares intend to exercise all their Shareholder Rights to purchase Common Shares under the Basic Subscription Privilege.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the securities commission or other similar authority in those provinces and territories of Canada in which the Corporation is a reporting issuer (or equivalent) are specifically incorporated by reference in and form an integral part of this short form prospectus:

(a)	the annual information form (the “AIF”) of the Corporation dated February 24, 2011 for the year ended December 31, 2010;

(b)
the audited consolidated balance sheets as at December 31, 2010 and 2009 and the consolidated statements of earnings (loss) and other comprehensive income, retained earnings and cash flow for each of the three years in the period ended December 31, 2010, and related notes, together with the auditor’s report thereon, including the auditor’s report to the shareholders of the Corporation on the effectiveness of internal control over financial reporting as of December 31, 2010, dated February 24, 2011 (the “Compton Annual Financial Statements”);

(c)	management’s discussion and analysis of the financial condition and results of operations of the Corporation for the year ended December 31, 2010 (the “Annual MD&A”);

(d)
the unaudited interim comparative consolidated balance sheet as at March 31, 2011 and the consolidated statements of earnings and comprehensive income, changes in equity and cash flow for the three month periods ended March 31, 2011 and 2010, and the notes thereto (the “Compton Interim Financial Statements”);

(e)	management’s discussion and analysis of the financial condition and results of operations of the Corporation for the three months ended March 31, 2011 (the “Interim MD&A”);

(f)	the information circular of the Corporation with respect to the annual and special meeting of Shareholders on May 12, 2010;

(g)	the information circular of the Corporation dated February 24, 2011 with respect to the annual and special meeting of the Shareholders held on May 10, 2011;

(h)
the information circular (the “Recapitalization Circular”) of the Companies dated June 24, 2011 with respect to the special meeting of the Shareholders (the “Shareholders Meeting”) and the special meeting of the Noteholders, each held on July 25, 2011; and

(i)	the material change report dated June 9, 2011 relating to the announcement of the Recapitalization.

Documents referenced in any of the documents incorporated by reference in this short form prospectus but not expressly incorporated by reference therein or herein and not otherwise required to be incorporated by reference therein or herein are not incorporated by reference in this short form prospectus.  Any documents of the type required by National Instrument 44-101 to be incorporated by reference in a short form prospectus, including any annual information form, annual financial statements and the auditor’s report thereon, interim financial statements, management’s discussion and analysis of financial conditions and results of operations, material change report (except confidential material change report), business acquisition report and information circular, filed by the Corporation with the securities commissions or similar authorities in Canada after the date of this short form prospectus and before the termination of the distribution are deemed to be incorporated by reference in this short form prospectus.

Any statement contained in this short form prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this short form prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.  The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form prospectus.

COMPTON PETROLEUM CORPORATION

Corporate History

Compton is a public company actively engaged in the exploration, development and production of natural gas, natural gas liquids, and crude oil in western Canada.  The Corporation’s strategy is focused on creating value for shareholders by providing appropriate investment returns through the effective development and optimization of assets.  Operations are located in the Deep Basin fairway of the Western Canada Sedimentary Basin.  In this large geographical region, Compton pursues four Deep Basin natural gas plays: the Rock Creek sands at Niton in central Alberta, the Basal Quartz sands at High River in southern Alberta, the shallower Southern Plains sand play in southern Alberta and an exploratory play at Callum/Cowley/Todd Creek in the Foothills area of southern Alberta.  Being in the Deep Basin, all areas have multi-zone potential, providing future development and exploration opportunity.  Compton is also focusing on developing its emerging oil potential in the Southern Plains area and in the Montana lands.  Compton commenced operations in 1993 with $1 million of share capital and has since increased its natural gas portfolio, which currently represents approximately 84% of production and 88% of reserves.  The Common Shares are listed on the TSX under the symbol CMT.

Further particulars with respect to our business operations and ownership restrictions are contained under the headings “General Development of the Business” and “Description of the Business” in the AIF and in the other documents incorporated herein by reference.

RECENT DEVELOPMENTS

The Recapitalization

As a result of continued low natural gas prices, Compton has proactively explored strategic alternatives to improve its capital structure and enhance liquidity.  During the first half of 2011, Compton participated in periodic discussions with a number of holders (“Noteholders”) of 10% Senior Mandatory Convertible Notes due 2011 (“Mandatory Convertible Notes”) and 10% Senior Notes due 2017 (the “Senior Notes” and, collectively with the Mandatory Convertible Notes, the “Notes”) with a view to structuring a recapitalization transaction.  As a result of those discussions, the board of directors of the Corporation determined to implement the transaction described below (the “Recapitalization”) as a means by which Compton can substantially reduce its debt and associated interest costs while improving its available liquidity in a consensual process.

The Recapitalization contemplates the following key elements:

•	the Share Consolidation (see “Recent Developments – The Share Consolidation”);

•	Shareholders will receive, for each Common Share held, two (2) Cashless Warrants (approximately 2,636,662 in aggregate) and one (1) Shareholder Right (approximately 1,318,331 in aggregate);

•	Noteholders will receive, in exchange for the cancellation of their Notes and based on the principal claim amount thereof, their pro rata share of:

o	18,070,949 Common Shares; and

o	9,225,286 Noteholder Rights which shall entitle the holders thereof to purchase at the Subscription Price an aggregate of 4,475,647 Common Shares; and

•
in consideration for the provision of the Standby Commitment, the Backstoppers will receive their pro rata share of 1,054,318 Cashless Warrants and 2,635,796 Backstop Rights and certain Backstoppers will receive the Offered Shares in accordance with the Backstop Agreements as more particularly described under the heading “Details of the Rights Offering – Standby Commitment”.

The Recapitalization will be implemented in part by way of a plan of arrangement (the “Plan of Arrangement”) pursuant to section 192 of the Canada Business Corporations Act (the “CBCA”).  Noteholders approved the Plan of Arrangement at a special meeting of Noteholders held on July 25, 2011.  Shareholders approved the Share Consolidation, the issuance of certain securities in connection with the Recapitalization and certain related matters at the Shareholders Meeting also held on July 25, 2011.

The distribution of the Offered Securities is conditional upon the completion of the Recapitalization on substantially the terms and conditions set forth in the Recapitalization Circular.  If the Recapitalization is not so completed, none of the Offered Securities shall be distributed.

See “Description of the Recapitalization” in the Recapitalization Circular.

The Share Consolidation

The Shareholders approved the Share Consolidation at the Shareholders Meeting.  The effective date of the Share Consolidation was August 10, 2011 and the Common Shares began trading on the TSX on a post-Share Consolidation basis on such date.  As a result of the Share Consolidation, the number of issued and outstanding Common Shares was reduced from approximately 263,666,246 Common Shares to approximately 1,318,331 Common Shares.  It is estimated that approximately 26,358,534 Common Shares will be issued and outstanding assuming the completion of the Recapitalization and the exercise of all Backstop Rights and Recapitalization Rights (but no Cashless Warrants).  See “Description of the Recapitalization - Treatment of Securityholders” in the Recapitalization Circular.

Except as set forth herein, the disclosure in this short form prospectus is presented on a post-Share Consolidation basis.

See “Description of the Recapitalization – The Share Consolidation” in the Recapitalization Circular.

DETAILS OF THE RIGHTS OFFERING

Issue of Recapitalization Rights and Rights Certificates

Shareholders of record as of the close of business on the Record Date will be issued one (1) Shareholder Right for each Common Share held.  Noteholders of record as at the Effective Time will be issued an aggregate of 9,225,286 Noteholder Rights pursuant to and in accordance with the Recapitalization.

Rights Certificates evidencing the total number of Recapitalization Rights to which Registered Holders are entitled, together with a copy of this short form prospectus, are being mailed to such Shareholders (“Qualifying Shareholders”) and Noteholders (collectively with the Qualifying Shareholders, the “Qualifying Holders”) with an address of record in the provinces and territories of Canada or in the United States (but not elsewhere) (the “Qualifying Jurisdictions”).  Neither Rights Certificates nor a copy of this short form prospectus will be mailed to Registered Holders (collectively, “Non-Qualifying Holders”) who are or appear to be, or whom the Corporation or the Subscription Agent have reason to believe are, residents of a jurisdiction that is not a Qualifying Jurisdiction (the “Non-Qualifying Jurisdictions”).  Subscriptions will not be accepted from Non-Qualifying Holders.  See “Details of the Rights Offering - Non-Qualifying Holders”.

A Beneficial Holder will not receive a definitive Rights Certificate representing the Recapitalization Rights to which it is entitled pursuant to the Rights Offering.  Instead, such Beneficial Holder will receive an interest in book-entry form in the Recapitalization Rights which shall be represented by a global Rights Certificate registered in the name of CDS or CEDE & Co., as the case may be.  See “Details of the Rights Offering – Common Shares and Notes Held Through CDS or DTC”.

Basic Subscription Privilege

A holder of Recapitalization Rights who is a Qualifying Holder will be entitled to exercise 2.0612181 Recapitalization Rights in order to subscribe for one Common Share at the Subscription Price of $7.82 per Common Share.  To determine the maximum whole number of Common Shares for which a subscriber may subscribe under the Rights Offering, the subscriber should multiply the number of Recapitalization Rights held by 0.48515 and round down to the nearest whole number (the “Basic Subscription Privilege”).

The subscriber may subscribe for the resulting whole number of Common Shares or any lesser whole number of Common Shares by subscribing and making payment in the manner described herein before the Expiration Time on the Expiration Date.  A holder of Recapitalization Rights that subscribes for some, but not all, of the Common Shares pursuant to its Basic Subscription Privilege will be deemed to have elected to waive the unexercised balance of such Recapitalization Rights and such unexercised balance of Recapitalization Rights will be void and of no value unless the Subscription Agent is otherwise specifically advised by such holder at the time the Rights Certificate is surrendered that the Recapitalization Rights are to be transferred to a third party or are to be retained by the holder.  Participants that hold Recapitalization Rights for more than one Beneficial Holder may, upon providing evidence satisfactory to the Corporation and the Subscription Agent, exercise Recapitalization Rights on behalf of their accounts on the same basis as if the Beneficial Holders of Common Shares were holders of record.

In order to exercise the Recapitalization Rights represented by a Rights Certificate, a Registered Holder, if a Qualifying Holder, must complete and deliver the Rights Certificate to the Subscription Agent in accordance with the terms of the Rights Offering in the manner and upon the terms set out in this short form prospectus and pay the aggregate Subscription Price.

For Recapitalization Rights held through a Participant, a Beneficial Holder, if resident in a Qualifying Jurisdiction, may subscribe for Common Shares by instructing the Participant holding the Recapitalization Rights to exercise all or a specified number of such Recapitalization Rights and forwarding the aggregate

Subscription Price for the Common Shares subscribed for in accordance with the terms of the Rights Offering to such Participant.  Participants may have an earlier deadline for receipt of instructions and payment than the Expiration Time on the Expiration Date.

The Subscription Price is payable in Canadian funds by certified cheque, bank draft or money order drawn to the order of “Computershare Investor Services Inc.”.  In the case of subscription through a Participant, the Subscription Price is payable by certified cheque, bank draft or money order drawn to the order of such Participant, by direct debit from the subscriber’s brokerage account or by electronic funds transfer or other similar payment mechanism.  The entire Subscription Price for the Common Shares subscribed for must be paid at the time of subscription and must be received by the Subscription Agent at the Subscription Office (as defined herein) in the manner specified herein on or before the Expiration Time on the Expiration Date.  Accordingly, a subscriber subscribing through a Participant should ensure it delivers its payment and instructions sufficiently in advance of the Expiration Date to allow the Participant to properly exercise the Recapitalization Rights on its behalf.

If mail is used for delivery of subscription funds, for the protection of the subscriber certified mail, return receipt requested, should be used and sufficient time should be allowed to avoid the risk of late delivery.

Subscriptions for Common Shares pursuant to the Basic Subscription Privilege will be irrevocable and subscribers will be unable to withdraw their subscriptions for Common Shares once submitted.

See “Details of the Rights Offering — How to Complete Rights Certificates - To Subscribe for Common Shares (Basic Subscription Privilege) – Form 1.

Additional Subscription Privilege

A holder of Recapitalization Rights who has exercised in full its Basic Subscription Privilege is entitled to subscribe, pursuant to the Additional Subscription Privilege for additional Common Shares, if any, at the Subscription Price.  The additional Common Shares available for such purpose will be those, if any, which have not been subscribed and paid for under the Basic Subscription Privilege by holders of Recapitalization Rights by the Expiration Time on the Expiration Date (the “Additional Common Shares”).  Where there is a sufficient number of Additional Common Shares to satisfy all subscriptions under the Additional Subscription Privilege, each holder who has validly subscribed for Additional Common Shares will be issued the number of Additional Common Shares for which such holder has subscribed.  If there is an insufficient number of Additional Common Shares available to satisfy all subscriptions for Additional Common Shares, each holder who has validly subscribed for Additional Common Shares will be allocated Additional Common Shares in the manner described under “Details of the Rights Offering — How to Complete Rights Certificates - To Subscribe for Additional Common Shares (Additional Subscription Privilege) — Form 2”.

Subscriptions for Additional Common Shares pursuant to the Additional Subscription Privilege will be irrevocable and subscribers will be unable to withdraw their subscriptions for Additional Common Shares once submitted.

The Backstoppers have agreed not to exercise the Additional Subscription Privilege in respect of any Recapitalization Rights.

Non-Qualifying Holders

The Recapitalization Rights are only being distributed to Qualifying Holders.  Non-Qualifying Holders are holders of record of Common Shares or Notes as at the close of business on the Record Date or the Effective Time, respectively, who are not Qualifying Holders.  Shareholders and Noteholders of record will be presumed to be resident in the place of their address of record, unless the contrary is shown to the satisfaction of the Corporation.

The Rights Offering is being made only in the Qualifying Jurisdictions.  Accordingly, neither the Recapitalization Rights nor the Common Shares issuable upon the exercise of the Recapitalization Rights are being offered to persons who are, or appear to be, or who the Corporation or the Subscription Agent have reason to believe are, residents of any other jurisdiction or place other than the Qualifying Jurisdictions, nor will the Corporation or the Subscription Agent accept subscriptions from any security holder or from any transferee of Recapitalization Rights who is or appears to be, or who the Corporation or the Subscription Agent have reason to believe is, a resident of any jurisdiction or place other than the Qualifying Jurisdictions unless such security holder or transferee is an Accredited Rights Holder who has demonstrated to Compton on or before the tenth day prior to the Expiration Date that the distribution and exercise of the Recapitalization Rights and issuance of the Common Shares upon such exercise is not prohibited by any applicable securities laws and will not require Compton to file any documents, make any application, or pay any amount in its jurisdiction of residence.  An Accredited Rights Holder will be entitled to direct the Subscription Agent to exercise its Recapitalization Rights on its behalf.  Accredited Rights Holders will be required to submit payment in full of the Subscription Price for each Common Share subscribed for on or prior to the Expiration Time on the Expiration Date.

The Rights Offering does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful.  The Rights Offering is not being made to, nor will deposits be accepted from or on behalf of, holders of Recapitalization Rights in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction.  However, the Corporation may, in its sole discretion, take such action as it may deem necessary to extend the Rights Offering to holders of Common Shares or Notes in such jurisdiction.  Any person resident outside of the Qualifying Jurisdictions, who is subject to the laws of a jurisdiction where the Rights Offering may be lawful, should seek advice from an attorney or other qualified securities authority to satisfy himself or herself with respect to the availability and applicability of any exemption or other provision of the applicable securities legislation that would make the Rights Offering to him or her lawful.

Rights Certificates will not be delivered by the Corporation to Non-Qualifying Holders.  Instead, Non-Qualifying Holders will be sent a letter advising them that their Rights Certificates will be issued to and held by the Subscription Agent, which will hold those Recapitalization Rights as agent for the benefit of all Non-Qualifying Holders.  The Subscription Agent will hold the Recapitalization Rights of such Non-Qualifying Holders until the tenth day prior to the Expiration Date.

After September 9, 2011, the Subscription Agent will attempt, on a best-efforts basis, to sell the Recapitalization Rights issued to Non-Qualifying Holders (other than Accredited Rights Holders who have directed the Subscription Agent to exercise their Recapitalization Rights) through the facilities of the TSX prior to the Expiry Time on a date or dates and at a price or prices as the Subscription Agent determines in its sole discretion.  The Subscription Agent’s ability to sell Recapitalization Rights, and the prices obtained for the Recapitalization Rights, will be dependent on market conditions.  The Subscription Agent will not be subject to any liability for failure to sell any Recapitalization Rights held by persons who are Non-Qualifying Holders at any particular price or prices, or at all.  The proceeds received by the Subscription Agent from the sale of Recapitalization Rights, net of any applicable costs, brokerage fees and expenses, will be divided among the Non-Qualifying Holders (other than Accredited Rights Holders who have directed the Subscription Agent to exercise their Recapitalization Rights) pro rata according to the total number of Recapitalization Rights issued to each such Non-Qualifying Holder pursuant to the Rights Offering.  The Subscription Agent will mail cheques to applicable Non-Qualifying Holders at their addresses appearing in the records of the Subscription Agent for their respective proportions of those net proceeds, subject to any applicable taxes which must be withheld for particular Shareholders or Noteholders, provided that the Subscription Agent shall not be required to make any such payment to a Non-Qualifying Holder in the event the aggregate amount owing to such Shareholder or Noteholder in connection with the sale of its Recapitalization Rights by the Subscription Agent is less than $10.00.  Such amount shall be forwarded to the Corporation to be used by the Corporation to set-off a portion of the remuneration payable to the Subscription Agent for its services hereunder.

The Subscription Agent shall only sell those Recapitalization Rights which are held by Registered Holders who are Non-Qualifying Holders.  The Subscription Agent shall not sell Recapitalization Rights on behalf of the

Beneficial Holders in the manner described above.  Recapitalization Rights delivered to Participants may not be delivered by those Participants to Beneficial Holders who are resident in a Non-Qualifying Jurisdiction.  Such Recapitalization Rights should be sold by the applicable Participant on behalf the Beneficial Holder.  See “Details of the Rights Offering – Delivery of Recapitalization Rights by Participants”.

A Non-Qualifying Holder whose address of record is outside the Qualifying Jurisdictions but who is eligible or who holds Common Shares or Notes on behalf of a Beneficial Holder who is resident in a Qualifying Jurisdiction must notify the Subscription Agent, in writing (at the Subscription Office or by facsimile transmission at 1-905-771-4082, on or before the tenth day prior to the Expiration Date if such holder or Beneficial Holder wishes to participate in the Rights Offering.  In that case, such holder or Beneficial Holder must provide evidence, satisfactory to the Subscription Agent and the Corporation, as to the eligibility of the holder or Beneficial Holder to such Recapitalization Rights.  Otherwise, the Subscription Agent will attempt to sell the Recapitalization Rights held on behalf of such holder or Beneficial Holder as described above.

Shareholders Resident in the United States

We have filed with the SEC a registration statement on Form F-10 (the “Registration Statement”) of which this short form prospectus forms a part under the U.S. Securities Act, so that the Shareholder Rights, Backstop Rights, Cashless Warrants and Offered Shares and the Common Shares issuable upon the exercise of the Recapitalization Rights and Backstop Rights will not be subject to transfer restrictions under United States securities laws.  The Noteholder Rights are not qualified by the Registration Statement.

Expiration Time

The Recapitalization Rights will expire at 5:00 p.m. (Calgary time) on the Expiration Date.  Holders who exercise their Recapitalization Rights pursuant to the terms and conditions contained herein will not become a Shareholder of record until the Expiration Date.  RECAPITALIZATION RIGHTS NOT EXERCISED BY THE EXPIRATION TIME ON THE EXPIRATION DATE WILL BE VOID AND OF NO VALUE.

Subscription Agent and Subscription Office

Computershare Investor Services Inc. has been appointed to act as the Subscription Agent to: (a) receive subscriptions and payments from holders of Rights Certificates for the Common Shares subscribed for under the Basic Subscription Privilege and Additional Subscription Privilege; (b) perform the services relating to the exercise and transfer of the Recapitalization Rights; and (c) use its best efforts to sell Recapitalization Rights issued to Non-Qualifying Holders (other than Accredited Rights Holders that have directed the Subscription Agent to exercise their Recapitalization Rights) and to deliver the proceeds thereof to applicable Non-Qualifying Holders.  The Corporation will pay for all such services of the Subscription Agent.  The Subscription Agent will accept subscriptions for Common Shares and payment of the Subscription Price from holders of Recapitalization Rights only at the following address (the “Subscription Office”):

By registered mail, by hand or by courier: Computershare Investor Services Inc. 100 University Avenue, 9th Floor Toronto, Ontario M5J 2Y1		By regular mail: Computershare Investor Services Inc. P.O. Box 7021, 31 Adelaide Street E Toronto, Ontario M5C 3H2 Attention: Corporate Actions
Attention:	Corporate Actions

Toll Free:	1-800-564-6253
Facsimile:	1-905-771-4082
E-Mail:	corporateactions@computershare.com

Delivery of Recapitalization Rights by Participants

Recapitalization Rights delivered to Participants may not be delivered by those Participants to Beneficial Holders who are resident in Non-Qualifying Jurisdictions.  Participants receiving Recapitalization Rights which would otherwise be deliverable to residents of Non-Qualifying Jurisdictions should sell those Recapitalization Rights on behalf of such holders and remit the proceeds to them.

Common Shares and Notes Held in Registered Form

For Registered Holders who are Qualifying Holders, a Rights Certificate representing the total number of Recapitalization Rights to which each such holder is entitled as at the close of business on the Record Date or at the Effective Time, as the case may be, will be mailed to each such holder, together with this short form prospectus.  In order to exercise the Recapitalization Rights represented by the Rights Certificate, such holder of Recapitalization Rights must complete and deliver the Rights Certificate and pay the aggregate Subscription Price to the Subscription Agent in the name and upon the terms set out herein.  See “Details of the Rights Offering – Basic Subscription Privilege” and “Details of the Rights Offering - How to Complete Rights Certificate”.

Recapitalization Rights not exercised before the Expiration Time on the Expiration Date will be void and of no value.  All subscriptions for Common Shares made in connection with the Rights Offering will be irrevocable and subscribers will be unable to withdraw their subscriptions for Common Shares once submitted.

Common Shares and Notes Held Through CDS or DTC

For Beneficial Holders, a global certificate representing the total number of Recapitalization Rights to which all such holders are entitled as at the close of business on the Record Date or at the Effective Time, as applicable, will be issued in registered form to CDS or CEDE & Co., as the case may be, and will be deposited with CDS or DTC, as applicable.  The Corporation expects that each such Beneficial Holder will receive a confirmation of the number of Recapitalization Rights issued to it from its Participant in accordance with the practices and procedures of that Participant.  CDS and DTC will be responsible for establishing and maintaining book-entry accounts for Participants holding Recapitalization Rights through their respective depositaries.

Neither the Corporation nor the Subscription Agent will have any liability for: (a) the records maintained by CDS, DTC or Participants relating to the Recapitalization Rights or the book-entry accounts maintained by them; (b) maintaining, supervising or reviewing any records relating to such Recapitalization Rights; or (c) any advice or representations made or given by CDS, DTC or Participants with respect to the rules and regulations of CDS or DTC or any action to be taken by CDS, DTC or Participants.

The ability of a holder having an interest in Recapitalization Rights held through a Participant to pledge such interest or otherwise take action with respect to such interest (other than through a Participant) may be limited due to the lack of a physical certificate.

Beneficial Holders must arrange transfers of Recapitalization Rights through their Participant.  It is anticipated by the Corporation that each such transferor or transferee of a Recapitalization Right will receive a customer confirmation of transfer from the Participant through which such Recapitalization Right is transferred in accordance with the practices and policies of such Participant.  See “Details of the Rights Offering – Sale and Transfer of Recapitalization Rights – Form 3” and “Details of the Rights Offering – How to Complete Rights Certificates”.

Recapitalization Rights not exercised before the Expiration Time on the Expiration Date will be void and of no value.  All subscriptions for Common Shares made in connection with the Rights Offering will be irrevocable and subscribers will be unable to withdraw their subscriptions for Common Shares once submitted.

How to Complete Rights Certificates

To Subscribe For Common Shares (Basic Subscription Privilege) — Form 1

In order to subscribe for Common Shares, a holder of a Rights Certificate must complete and sign Form 1 on the Rights Certificate in accordance with the instructions thereon and deliver the completed and signed Rights Certificate, together with the full payment for the number of Common Shares subscribed for, to the Subscription Office in the manner described herein on or before the Expiration Time on the Expiration Date.  The completion of Form 1 constitutes a binding agreement to subscribe for the number of Common Shares specified.  Payment for the number of Common Shares subscribed for at the Subscription Price must be made by certified cheque, bank draft, money order or other form of payment acceptable to the Subscription Agent in Canadian funds payable to the order of “Computershare Investor Services Inc.”.

The method of delivery is at the discretion and risk of the holder of the Rights Certificate and delivery to the Subscription Agent will only be effective when actually received by the Subscription Agent at the Subscription Office.  Rights Certificates and payments received after the Expiration Time on the Expiration Date will not be accepted.

A holder of a Rights Certificate who completes Form 1 so as to exercise some but not all of the Recapitalization Rights represented by such Rights Certificate will be deemed to have elected not to exercise the balance of the Recapitalization Rights represented thereby.

Execution and delivery of a Form 1 constitutes a representation and warranty to the Corporation, its directors and officers, and to the Subscription Agent and its officers, directors and employees by the Rights Certificate holder that: (a) the holder is not a Non-Qualifying Holder; (b) the holder is not purchasing the Common Shares for resale to any person who is a citizen or resident of a Non-Qualifying Jurisdiction; and (c) the holder is not a person who is prevented by any applicable legal, regulatory or contractual restrictions from purchasing the Common Shares.  The person executing and delivering Form 1 will be deemed to know and accept that the Corporation, its directors and officers, and the Subscription Agent and its officers, directors and employees are relying upon such representation and warranty in accepting such subscription and issuing and distributing the subscribed for Common Shares.

If a holder of Recapitalization Rights is unsure how to subscribe, the holder should contact the Subscription Agent.

Subscriptions for Common Shares pursuant to the Basic Subscription Privilege will be irrevocable and subscribers will be unable to withdraw their subscriptions for Common Shares once submitted.

To Subscribe for Additional Common Shares (Additional Subscription Privilege) — Form 2

A holder of a Rights Certificate who subscribes for all of the Common Shares which can be subscribed for pursuant to such Rights Certificate under the Basic Subscription Privilege is entitled to subscribe for Additional Common Shares at the Subscription Price under the Additional Subscription Privilege.  In order to exercise the

Additional Subscription Privilege, a holder of a Rights Certificate must, in addition to completing and signing Form 1 on the Rights Certificate, complete and sign Form 2 on the Rights Certificate in accordance with the instructions thereon and specify the number of Additional Common Shares which the holder wishes to subscribe for.  The completion of Form 2 constitutes a binding commitment to subscribe for the number of Additional Common Shares specified.  The completed and signed Rights Certificate, together with the full payment for the total number of Common Shares subscribed for (including the Additional Common Shares), must be delivered to the Subscription Agent in the manner described herein on or before the Expiration Time on the Expiration Date.  Payment for the number of Additional Common Shares subscribed for must be made by certified cheque, bank draft, money order or other form of payment acceptable to the Subscription Agent in Canadian funds payable to the order of “Computershare Investor Services Inc.”.

The method of delivery is at the discretion and risk of the holder of the Rights Certificate and delivery to the Subscription Agent will only be effective when actually received by the Subscription Agent at the Subscription Office.  Rights Certificates and payments received after the Expiration Time on the Expiration Date will not be accepted.

If there are sufficient Additional Common Shares to satisfy all subscriptions by participants in the Additional Subscription Privilege, each such participant will be issued the number of Additional Common Shares for which the holder has so subscribed.  If the aggregate number of Additional Common Shares subscribed for by all holders of Recapitalization Rights who exercise the Additional Subscription Privilege exceeds the number of Additional Common Shares available, each holder of Recapitalization Rights who exercises the Additional Subscription Privilege will be entitled to receive that number of Additional Common Shares which is the lesser of:

(a)	the number of Additional Common Shares subscribed for by the holder under the Additional Subscription Privilege; and

(b)
the product (disregarding fractions) obtained by multiplying the aggregate number of Additional Common Shares available by a fraction, the numerator of which is the number of Recapitalization Rights exercised by the holder under the Basic Subscription Privilege and the denominator of which is the aggregate number of Recapitalization Rights exercised under the Basic Subscription Privilege by all holders of Recapitalization Rights who exercise the Additional Subscription Privilege.

If any holder of Recapitalization Rights has subscribed for fewer Additional Common Shares than the number resulting from the application of the formula in (b) above, the excess Additional Common Shares will be allocated in the manner described above among the holders of Recapitalization Rights who were allocated fewer Additional Common Shares than they subscribed for.  In the event of an oversubscription for Additional Common Shares pursuant to the Additional Subscription Privilege, the Subscription Agent will return to subscribers the excess funds paid for the subscription of such Additional Common Shares not available to be issued to such subscribers.

Subscriptions for Additional Common Shares pursuant to the Additional Subscription Privilege will be irrevocable and subscribers will be unable to withdraw their subscriptions for Additional Common Shares once submitted.

Sale and Transfer of Recapitalization Rights — Form 3

Holders of Recapitalization Rights who do not wish to exercise their Recapitalization Rights may sell or transfer their Recapitalization Rights through usual investment channels, such as investment dealers and brokers, at the expense of the holder.  Holders of Recapitalization Rights may elect to exercise only a part of their Recapitalization Rights and dispose of the remainder of them.

In order to transfer Recapitalization Rights, a holder of a Rights Certificate must complete and sign Form 3 on the Rights Certificate, have the signature guaranteed by a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP) and deliver the Rights Certificate to the purchaser (the “Transferee”).  Members of these programs are usually a member of a recognized stock exchange in Canada or a member of the Investment Industry Regulatory Organization of Canada.  The signature of the Transferee on any one or more of the forms on the Rights Certificate must correspond exactly with the name of the Transferee shown on Form 3.  It is not necessary for the Transferee to obtain a new Rights Certificate to exercise the Basic Subscription Privilege or the Additional Subscription Privilege; however, the signature of the Transferee on any one or more of the forms must correspond in every particular with the name of the Transferee shown on Form 3.  If Form 3 is properly completed, then the Corporation and the Subscription Agent will treat the Transferee as the absolute owner of the Recapitalization Rights represented by the Rights Certificate for all purposes and will not be affected by any notice to the contrary.

Beneficial Holders who wish to sell or transfer their Recapitalization Rights must do so in the same manner in which they sell or transfer Common Shares.  See “Details of the Rights Offering – Common Shares and Notes Held Through CDS or DTC”.

Dividing or Combining Rights Certificates — Form 4

A Rights Certificate may be divided, exchanged or combined by completing and signing Form 4 on the Rights Certificate and delivering such Rights Certificate to the Subscription Agent at the Subscription Office in the manner specified herein in time for the new Rights Certificate(s) to be issued and used before the Expiration Date.  Rights Certificates need not be endorsed if the new Rights Certificate(s) is issued in the same name.

Payment

Payment for the number of Common Shares subscribed for must be made by certified cheque, bank draft, money order or other form of payment acceptable to the Subscription Agent in Canadian funds payable to the order of “Computershare Investor Services Inc.”.  Payment for all Common Shares and Additional Common Shares subscribed for must be paid at the time of subscription.  In the event of an over subscription for Additional Common Shares pursuant to the Additional Subscription Privilege, the Subscription Agent will return to subscribers the excess funds paid for the subscription of such Additional Common Shares not available to be issued to such subscribers.

Undeliverable Recapitalization Rights

Rights Certificates returned to the Subscription Agent as undeliverable will not be sold by the Subscription Agent and no proceeds of sale will be credited to such holders.

No Fractional Shares

Fractional Common Shares will not be issued upon the exercise of Recapitalization Rights.  Where the exercise of Recapitalization Rights would otherwise entitle a holder to receive fractional Common Shares, the holder’s entitlement will be reduced to the next lowest whole number of Common Shares.  Where the exercise of the Recapitalization Rights would result in the payment of a fractional cent in respect of the aggregate Subscription Price, the aggregate Subscription Price payable by such holder will be rounded up to the next whole cent.

Signatures

Signatures by a trustee, executor, administrator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity should be accompanied by evidence of authority satisfactory to the Subscription Agent.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any subscription will be determined by the Corporation in its sole discretion, and any determination by the Corporation will be final and binding on the Corporation and its security holders.  Upon delivery or mailing of the completed Rights Certificate to the Subscription Agent, the exercise of the Recapitalization Rights and the subscription for Common Shares and, if applicable, Additional Common Shares, is irrevocable.

Validity and Rejection of Subscriptions

Upon delivery or mailing of the completed Rights Certificate to the Subscription Agent, the exercise of the Recapitalization Rights and the subscription for Common Shares and, if applicable, Additional Common Shares, is irrevocable.  The Corporation reserves the right to reject any subscription if it is not in proper form, if in breach of the terms and conditions provided herein, or if the acceptance thereof or the issuance of Common Shares or Additional Common Shares pursuant thereto could be unlawful.  The Corporation also reserves the right to waive any defect in respect of any particular subscription.  Neither the Corporation nor the Subscription Agent is under any duty to give any notice of any defect or irregularity in any subscription, nor will they be liable for the failure to give any such notice.  Any holder of Recapitalization Rights that fails to complete its subscription in accordance with the foregoing instructions prior to the Expiration Time on the Expiration Date will forfeit its Recapitalization Rights and such Recapitalization Rights will be void and of no value under the Basic Subscription Privilege or Additional Subscription Privilege attaching to those Recapitalization Rights.

Registration and Delivery of Share Certificates

Unless the Subscription Agent is instructed otherwise in writing by a subscriber, Common Shares purchased through the exercise of Recapitalization Rights will be registered in the name of the person subscribing for those Common Shares and certificates representing the Common Shares will be mailed by ordinary pre-paid mail as soon as practicable after the Expiration Date to the subscriber at the address appearing on the Rights Certificate.

The Subscription Agent will be fully discharged from all responsibility as agent with regard to the funds received when it has forwarded certificates representing Common Shares to the subscribers entitled to them and forwarded the proceeds of the Rights Offering to the Corporation.

Standby Commitment

The Standby Commitment

The Companies have entered into Backstop Agreements with Backstoppers on and after June 3, 2011.

Pursuant to the Backstop Agreements, each Backstopper has severally agreed to purchase from Compton, at the Subscription Price on the Closing Date, its pro rata share (based on the fraction that the commitment of such Backstopper pursuant to its Backstop Agreement represents of $50,000,000) of the Common Shares that were not otherwise subscribed for and taken up in the Rights Offering (after the exercise of the Basic Subscription Privilege and the Additional Subscription Privilege) by holders of Recapitalization Rights prior to the Expiration Time or pursuant to the exercise of the Backstop Rights (the “Standby Commitment”).

If no Recapitalization Rights or Backstop Rights are exercised, pursuant to the Standby Commitment it is anticipated that the Backstoppers will acquire from the Corporation all of the Common Shares issuable pursuant to such rights for aggregate gross proceeds of approximately $50 million.

In consideration for the Standby Commitment, on the Closing Date Compton will issue to:

(a)
each of the Backstoppers its pro rata share (based on the fraction that its commitment pursuant to the Backstop Agreement represents of $50,000,000) of 1,054,318 Cashless Warrants and the Backstop Rights; and

(b)	certain Backstoppers the Offered Shares in accordance with the Backstop Agreements.

Certain Backstoppers having deposited into escrow an aggregate of $17,724,580, such amount being equal to such Backstoppers’ maximum aggregate backstop commitment.  The applicable escrow agreement provides that, on the Closing Date, Compton will advise the escrow agent of the portion of the escrowed funds that are to be delivered directly to Compton and the escrow agent will forthwith deliver such funds to or as directed  by Compton.  Pursuant to such agreement, any escrowed funds remaining after giving effect to the foregoing are to be returned to the Backstoppers who delivered such funds to the escrow agent.

Conditions

The Backstoppers’ respective obligations to complete the transactions contemplated by the Backstop Agreements are subject to the following conditions being satisfied on or before the Closing Date:

(a)
the Recapitalization (as it may be amended from time to time in accordance with the support agreements (the “Support Agreements”) dated June 3, 2011 between the Company and certain Noteholders) shall have been completed in accordance with its terms;

(b)	the final order issued by the Court of Queen’s Bench of Alberta approving the Plan of Arrangement shall not be subject to any form of stay or injunction;

(c)
there shall not be any claims, litigation, investigations or proceedings, including appeals and applications for review, in progress, or to the knowledge of Compton or the Backstoppers, pending or threatened, including, without limitation by or before any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (i) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power (“Governmental Entity”) in relation to the securities issuable to the Backstoppers pursuant to the Backstop Agreements or the exercise of the Backstop Rights (collectively, the “Backstopper Securities”), the Common Shares or the Rights Offering, any of which is reasonably likely to be successful against Compton and which suspends or ceases trading in the Recapitalization Rights or Common Shares or operates to prevent or restrict the lawful distribution of the Backstopper Securities (which suspension, cessation, prevention or restriction, as the case may be, is continuing);

(d)
there shall not be any order issued by a Governmental Entity pursuant to applicable laws, nor shall there be any change of applicable law, in either case which suspends or ceases trading in the Recapitalization Rights or the Common Shares or operates to prevent or restrict the lawful distribution of the Backstopper Securities (which suspension, cessation, prevention or restriction, as the case may be, is continuing);

(e)
the TSX shall have approved the listing of each of the Common Shares and the Cashless Warrants and the Offered Shares and the Common Shares issuable upon exercise of the Recapitalization Rights, Cashless Warrants and Backstop Rights, subject to filing of customary documents with the TSX, and the foregoing securities shall, as of the Closing Date, be freely tradable in Canada and the United States;

(f)
all actions required to be taken by or on behalf of Compton, including the passing of all requisite resolutions of the directors of Compton and all requisite filings with any Governmental Entity will have occurred on or prior to the Closing Date, so as to validly authorize the execution and filing of this short form prospectus and any amendment thereto and the Registration Statement and to create and issue the Backstopper Securities, in each case having the attributes contemplated by this short form prospectus, and Compton will have taken all requisite actions, including the passing of all requisite resolutions of the directors of Compton, and have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all relevant securities regulatory authorities and other Governmental Entities required in connection with the Rights Offering, the other transactions contemplated by the Backstop Agreements and the purchase of Common Shares subject to the Standby Commitment by the Backstoppers as contemplated by the Backstop Agreements (but excluding, for greater certainty, such filings, approvals, orders, rulings and consents, as may be needed to permit the Backstoppers to acquire all of the Common Shares that may be issued to them pursuant to the Rights Offering and the Backstop Agreements);

(g)	except as contemplated by the Backstop Agreements, the terms of the Rights Offering shall not have been changed in any material respect;

(h)	Compton shall have performed or complied with, in all material respects, each of its covenants contained in the Backstop Agreements;

(i)	Compton shall have delivered certain customary certificates and opinions dated as of the Closing Date;

(j)
there shall have not have occurred a “material adverse change” (as that term is defined in the Backstop Agreements); provided that the cumulative effect of any material adverse change or combination of material adverse changes that occurred prior to the Effective Time and which were publicly disclosed and filed or disclosed in writing to the Backstoppers in accordance with the Backstop Agreements at or prior to the effective time (the “Effective Time”) on the Effective Date of the Plan of Arrangement shall not apply; and

(k)
there shall not exist or have occurred, after giving effect to the Recapitalization any material default or event of default under any material contract (other than those defaults or events of default that are remedied or waived as part of the Recapitalization proceedings under the CBCA).

Compton’s obligation to complete the transactions contemplated by the Backstop Agreements is subject to the satisfaction of the conditions set forth above in paragraphs (a) to (e), inclusive, on or before the Closing Date.

Termination

The Backstop Agreements may be terminated by certain Backstoppers holding a majority of the commitments of such Backstoppers pursuant to the Backstop Agreements, in the exercise of their sole discretion, upon the occurrence and, if applicable, the continuation of any of the following events:

(a)	the Support Agreements have been terminated for any reason;

(b)	the Effective Time shall not have occurred, or the Rights Offering shall not have been launched, within the timeframes set forth in the Support Agreements and the term sheet attached thereto;

(c)
failure by Compton to comply in all material respects with, or default by any of the Companies in the performance or observance of, any term, condition, covenant or agreement set forth in the Backstop Agreements, which is not cured within five Business Days after the receipt of written notice of such failure or default;

(d)
if any representation, warranty or other statement of either of the Companies made or deemed to be made in the Backstop Agreements shall prove untrue in any material respect as of the date when made; provided that:  (i) the Backstoppers shall not terminate the Backstop Agreements if any representation or warranty was for any reason not true and correct when made, if such representation or warranty was not true and correct for the same reason as at the Effective Time and was identified as such by Compton at the Effective Time (along with the reason such representation or warranty was not true and correct at such time) in a certificate delivered pursuant to the Support Agreements; and (ii) the cumulative effect of any material adverse change or combination of material adverse changes that occurred prior to the Effective Time and which were publicly disclosed and filed or disclosed in writing in accordance with the Backstop Agreements at or prior to the Effective Time shall not apply;

(e)
any inquiry, investigation (whether formal or informal) or other proceeding is commenced by a Governmental Entity pursuant to applicable laws in relation to Compton or any of its subsidiaries, or in relation to any of the directors or officers of Compton or any of its subsidiaries, any of which suspends or ceases trading in the Recapitalization Rights, the Cashless Warrants or the Common Shares for a period greater than one Business Day or operates to prevent or restrict the lawful distribution of the Backstopper Securities;

(f)
if any order is issued by a Governmental Entity pursuant to applicable laws, or if there is any change of law, either of which suspends or ceases trading in the Recapitalization Rights, Cashless Warrants or the Common Shares for a period greater than one Business Day or operates to prevent or restrict the lawful distribution of the Backstopper Securities;

(g)
Compton fails to obtain: (i) final listing approval from the TSX for the Common Shares, Recapitalization Rights and Cashless Warrants to be issued under the Plan of Arrangement and the Backstopper Rights to be issued pursuant to the Backstopper Agreements, and any Common shares issuable pursuant to any of the foregoing, in each case at least two days prior to the Record Date; or (ii) conditional listing approval from the TSX in respect of the additional Common Shares and Cashless Warrants to be issued on the Closing Date pursuant to the Backstop Agreements, and any Common Shares issuable pursuant to those additional Cashless Warrants or otherwise pursuant to the Backstop Agreements, prior to the Closing Date, subject to receipt of customary final documentation;

(h)
the Common Shares, the Recapitalization Rights or the Cashless Warrants are de-listed or suspended for a period greater than one Business Day for any reason by the TSX at any time prior to the closing of the Rights Offering;

(i)
any “material adverse change” occurs at any time following the execution of the Backstop Agreement; provided that the cumulative effect of any material adverse change or combination of material adverse changes that occurred prior to the Effective Time and which were publicly disclosed and filed or disclosed in writing to the Backstoppers in accordance with the Backstop Agreements at or prior to the Effective Time shall not apply; and

(j)	the Rights Offering is otherwise terminated or cancelled or the closing has not occurred on or before the earlier of:

(i)	35 days after the date on which the Effective Time occurs; and

(ii)	October 15, 2011.

The Backstop Agreements may be terminated by Compton (on behalf of the Companies), in the exercise of its sole discretion, upon the occurrence and, if applicable, the continuation of any of the following events:

(a)	the Support Agreements have been terminated for any reason;

(b)
failure by any of the Backstoppers to comply in all material respects with, or default by any of the Backstoppers in the performance or observance of, any term, condition, covenant or agreement set forth in the Backstop Agreements, which is not cured within five Business Days after the receipt of written notice of such failure or default;

(c)
if any representation, warranty or other statement of any of the Backstoppers made or deemed to be made in the Backstopper Agreements shall prove untrue in any material respect as of the date when made; and

(d)
if any order is issued by a Governmental Entity pursuant to applicable laws, or if there is any change of law, which operates to prevent or restrict the lawful distribution of the Backstopper Securities.

The Backstop Agreements and the obligations of all parties thereunder may also be terminated by mutual agreement between the Companies and certain Backstoppers holding a majority of the aggregate commitment of such Backstoppers pursuant to the Backstop Agreements.

Other Provisions of Backstop Agreements

Each of Compton and the Backstoppers have agreed in the Backstop Agreements that it will use commercially reasonable efforts to cause the conditions described above to be satisfied on or before the Closing Date to the extent that such conditions relate to acts to be performed or caused to be performed by such party.  The Backstop Agreements also contains certain customary representations and warranties by Compton and the Backstoppers and Compton has agreed to indemnify the Backstoppers in certain circumstances.  Each Backstopper has also represented in the Backstop Agreements that it has and on the Closing Date will have the financial ability and sufficient funds to make and complete the payment for all of the Common Shares that it has committed to purchase under the applicable Backstop Agreement.

The foregoing summary of certain provisions of the Backstop Agreements does not purport to be complete and is qualified in its entirety by reference to the provisions of the Backstop Agreements which are available under Compton’s issuer profile at www.sedar.com.

Intention of Directors and Officers of the Corporation

The directors and officers of the Corporation who own Common Shares intend to exercise all their Shareholder Rights to purchase Common Shares under the Basic Subscription Privilege.

Dilution to Existing Shareholders

If a Shareholder wishes to minimize the dilution which shall result from the Recapitalization and Rights Offering, the Shareholder should fully exercise the Shareholder Rights issued to that Shareholder to subscribe for and purchase Common Shares.  If a Shareholder does not fully exercise such Shareholder Rights, or elects to sell or transfer those Rights, the dilution to that holder’s current percentage ownership in the Corporation will be greater than if such holder had exercised all its Shareholder Rights.  As at the date hereof, assuming the completion of the Recapitalization and the exercise of all the Recapitalization Rights and Backstop Rights, but before the conversion of the Cashless Warrants, the number of outstanding Common Shares is anticipated to increase by approximately 2,000%.  See “Risk Factors – Shareholders Are Subject to Dilution” herein and “Description of the Recapitalization - Treatment of Securityholders” in the Recapitalization Circular.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Stikeman Elliott LLP, Canadian tax counsel to the Corporation, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (the “Canadian Tax Act”) generally applicable as of the date hereof to holders of Common Shares who receive Shareholder Rights and Cashless Warrants qualified for distribution pursuant to this short form prospectus and who, for purposes of the Canadian Tax Act and at all relevant times, hold their Common Shares, and will hold their Common Shares, Shareholder Rights and Cashless Warrants, as capital property. A holder of Common Shares who meets all of the foregoing requirements and deals at arm’s length, and is not affiliated, with the Corporation is referred to in this summary as a “Shareholder” and this summary only addresses such Shareholders.

Common Shares, Shareholder Rights and Cashless Warrants will generally be considered to be capital property of a holder provided such holder does not use or hold and is not deemed to use or hold such securities in carrying on a business or as part of an adventure or concern in the nature of trade. Certain Shareholders (other than traders or dealers in securities) whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, be able to make an irrevocable election in accordance with subsection 39(4) of the Canadian Tax Act to deem such Common Shares and all other Canadian securities (within the meaning of the Canadian Tax Act) owned by such holders in the taxation year of the election, and in all subsequent taxation years, to be capital property. Shareholders to whom this election may be relevant should consult with their own tax advisors with respect to the implications of such election.

This summary does not address holders who acquire Shareholder Rights or Cashless Warrants other than those qualified for distribution pursuant to this short form prospectus and does not address the tax considerations arising as a result of a Noteholder having entered into a Backstop Agreement. In addition, this summary does not apply to a Shareholder (a) that is a “financial institution” for purposes of the mark to market rules in the Canadian Tax Act, (b) that is a “specified financial institution” for purposes of the Canadian Tax Act, (c) an interest in which would be a tax shelter investment within the meaning of the Canadian Tax Act, (d) that is a partnership or a trust, or (e) that has elected under the Canadian Tax Act to determine his or her Canadian tax results in a currency other than Canadian currency.

This summary is based on the terms of the Shareholder Rights and the Cashless Warrants as described in this short form prospectus, the current provisions of the Canadian Tax Act, all specific proposals to amend the Canadian Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and our understanding of the current published administrative and assessing practices and policies of the Canada Revenue Agency. This summary assumes that the Proposed Amendments will be enacted in the form proposed and does not take into account or anticipate any other changes in law or administrative policy, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed in this summary. No assurance can be given that the Proposed Amendments will be enacted as currently proposed or at all.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to the Rights Offering. The income tax consequences of the Rights Offering will vary according to the status of the holder, the jurisdiction in which the holder resides or carries on business, and the holder’s own particular circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder and no representations with respect to the income tax consequences of the Rights Offering to any particular holder are made. All Shareholders should obtain independent advice from their own tax advisors regarding the income tax considerations to them of the Rights Offering having regard to their own particular circumstances.

Residents of Canada

This portion of the summary applies only to Shareholders who, for purposes of the Canadian Tax Act and at all relevant times, are or are deemed to be resident in Canada and who participate in the Rights Offering. Shareholders who meet these requirements are referred to in this portion of the summary as “Resident Shareholders” and this portion of the summary only addresses such Resident Shareholders.

Tax Treatment of Shareholder Rights and Cashless Warrants

A Resident Shareholder who receives Shareholder Rights and Cashless Warrants pursuant to the Rights Offering will not be required to include the value of such Shareholder Rights and Cashless Warrants in computing the income of the Resident Shareholder for purposes of the Tax Act. The adjusted cost base of the Shareholder Rights and Cashless Warrants acquired by a Resident Shareholder pursuant to this short form prospectus will be nil.

Any Shareholder Right or Cashless Warrant exercised by a holder thereof will not be considered to have been disposed of by such holder on the exercise of the Shareholder Right or Cashless Warrant.  As a result, no gain or loss will be realized by the holder of a Shareholder Right or Cashless Warrant upon the exercise of such Shareholder Right or Cashless Warrant.  When Shareholder Rights or Cashless Warrants are exercised to subscribe for Common Shares, the adjusted cost base of the Common Shares acquired thereby will be equal to the aggregate adjusted cost base of the Shareholder Rights or Cashless Warrants, as applicable, and, in the case of Shareholder Rights, the exercise price paid for the Common Shares acquired thereby. In determining a Resident Shareholder’s adjusted cost base of any Common Shares, the cost of the Common Shares acquired on the exercise of the Shareholder Rights or Cashless Warrants must be averaged with the adjusted cost base of any other Common Shares held by such holder as capital property.

Any disposition or deemed disposition of Shareholder Rights or Cashless Warrants (which does not include the exercise thereof) will result in the realization of a capital gain (or capital loss) in the taxation year of the disposition to the extent the proceeds of disposition exceed (or are exceeded by) the aggregate of the adjusted cost base of the Shareholder Rights or Cashless Warrants, as applicable, and any reasonable costs of disposition.

Tax Treatment of Common Shares

Any dividends received or deemed to be received on the Common Shares will be included in computing the Resident Shareholder’s taxable income.  In the case of an individual, such dividends will be subject to the gross-up and dividend tax credit rules normally applicable in respect of taxable dividends received from “taxable Canadian corporations” (as defined in the Canadian Tax Act).  An enhanced gross-up and dividend tax credit will be available to individuals in respect of “eligible dividends” designated as such by Compton. Taxable dividends received by a corporation on the Common Shares must be included in computing its income but generally will be deductible in computing its taxable income.  Taxable dividends received by an individual may give rise to alternative minimum tax under the Canadian Tax Act depending on the individual’s circumstances.

Private corporations (as defined in the Canadian Tax Act) and certain other corporations controlled by or for the benefit of an individual or a related group of individuals generally will be liable to pay a 33⅓% refundable tax under Part IV of the Canadian Tax Act on taxable dividends received (or deemed to be received) on the Common Shares to the extent such dividends are deductible in computing the Resident Shareholder’s taxable income. This refundable tax generally will be refunded to a corporate Resident Shareholder at the rate of $1 for every $3 of taxable dividends paid to its shareholders while it is a private corporation.

Generally, a disposition or deemed disposition of Common Shares, other than to the Corporation, will result in the realization of a capital gain (or capital loss) in the taxation year of the disposition to the extent that the proceeds of disposition exceed (or are exceeded by) the aggregate of the adjusted cost base of the Common Shares and any reasonable costs of disposition.

Taxation of Capital Gains and Capital Losses

Generally, one half of any capital gain (a “taxable capital gain”) realized in a taxation year by a Resident Shareholder must be included in such holder’s income for the year and one-half of any capital loss (an “allowable capital loss”) realized by a Resident Shareholder in a taxation year is deducted from taxable capital gains realized by such holder in the year. Allowable capital losses in excess of taxable capital gains for a taxation year may be carried back three years or forward indefinitely, in the circumstances and to the extent provided by the Canadian Tax Act.

A Resident Shareholder that throughout the relevant taxation year is a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) of 6⅔% on its aggregate investment income for the year, which is defined to include taxable capital gains. Capital gains realized by an individual may be subject to alternative minimum tax.

Non-Residents of Canada

The following portion of the summary is generally applicable to Shareholders who participate in the Rights Offering and who, for the purposes of the Canadian Tax Act and any applicable income tax treaty or convention, at all relevant times: (i) are not resident or deemed to be resident in Canada; and (ii) do not use or hold, and are not deemed to use or hold their Common Shares in connection with carrying on a business (or an adventure or concern in the nature of trade) in Canada (a “Non-Resident Shareholder”).  This summary does not address an insurer that carries on an insurance business in Canada and elsewhere, or an authorized foreign bank that carries on a Canadian banking business.

The issuance of Shareholder Rights and Cashless Warrants under this short form prospectus to a Non-Resident Shareholder will not be subject to Canadian withholding tax and no other tax will be payable under the Canadian Tax Act by a Non-Resident Shareholder in respect of such issuance of Shareholder Rights and Cashless Warrants.

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Shareholder by the Corporation will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Shareholder is entitled under any applicable income tax convention between Canada and the jurisdiction in which the Non-Resident Shareholder resides.

A Non-Resident Shareholder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized on a disposition or deemed disposition of a Common Share, Shareholder Right or Cashless Warrant unless the Common Share, Shareholder Right or Cashless Warrant (as applicable) is, or is deemed to be, “taxable Canadian property” of the Non-Resident Shareholder for the purposes of the Canadian Tax Act and the Non-Resident Shareholder is not entitled to relief under an applicable income tax convention between Canada and the jurisdiction in which the Non-Resident Shareholder resides.

Provided the Common Shares are listed on a designated stock exchange for the purposes of the Canadian Tax Act (which currently includes the TSX) at the time of disposition, the Common Shares, Shareholder Rights, and Cashless Warrants generally will not constitute taxable Canadian property of a Non-Resident Shareholder, unless, at any time during the 60-month period immediately preceding the disposition, (i) the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder did not deal at arm’s length, or the Non-Resident Shareholder together with all such persons, owned 25% or more of the issued Common Shares or any other class or series of shares of Compton; and (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly, from one or any combination of real or immovable property situated in Canada, Canadian resource property, timber resource property, or any option in respect of, or interest in, such properties. Even if a Common Share, Shareholder Right or Cashless Warrant is taxable Canadian property to a Non-Resident Shareholder, any capital gain realized upon the disposition of such Common Share, Shareholder Right or Cashless Warrant may not be subject to tax under the Canadian Tax Act if such capital gain is exempt from Canadian tax pursuant to an income tax treaty or convention between Canada and the jurisdiction in which the Non-Resident Shareholder resides. If a Non-Resident Shareholder to whom Common Shares, Shareholder Rights or Cashless Warrants are taxable Canadian property is not exempt from tax under the Canadian Tax Act by virtue of a tax treaty, the consequences described under the heading “Residents of Canada” will generally apply.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax consequences to U.S. Holders (as defined below) of Common Shares of (i) the receipt, ownership, exercise, lapse and disposition of the Shareholder Rights and/or Cashless Warrants issued pursuant to this Offering and (ii) the ownership and disposition of Common Shares received upon exercise of such Shareholder Rights or Cashless Warrants.  This discussion is based on existing provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practice, judicial decisions, and interpretations of the foregoing, all as of the date hereof.  Future legislative, judicial or administrative modifications, revocations or interpretations, which may or may not be retroactive, may result in U.S. federal income tax consequences significantly different from those discussed herein. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”). No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal income tax consequences discussed herein. There can be no assurance that the IRS will not challenge any of the conclusions described herein or that a U.S. court will not sustain such challenge.

As used herein, a “U.S. Holder” is a beneficial owner of Common Shares, Shareholder Rights or Cashless Warrants that is (i) a citizen or individual resident of the United States as determined for U.S. federal income tax purposes; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; and (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.  If a pass-through entity, including a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, holds Common Shares, Shareholder Rights or Cashless Warrants, the U.S. federal income tax treatment of an owner or partner generally will depend upon the status of such owner or partner and upon the activities of the pass-through entity.  A U.S. person that is an owner or partner of a pass-through entity holding Common Shares, Shareholder Rights or Cashless Warrants is urged to consult its own tax advisor.

This discussion does not address any U.S. federal alternative minimum tax, U.S. federal estate, gift, or other non-income tax; or state, local or non-U.S. tax consequences. In addition, this discussion does not address the U.S. federal income tax consequences to certain categories of U.S. Holders subject to special rules, including, without limitation, U.S. Holders that are (i) banks, financial institutions or insurance companies; (ii) regulated investment companies or real estate investment trusts; (iii) brokers or dealers in securities or currencies or traders in securities that elect to use a mark-to-market method of accounting; (iv) tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts; (v) holders that hold a Common Share or Shareholder Right as part of a hedge, straddle, conversion transaction or a synthetic security or other integrated transaction; (vi) holders that have a “functional currency” other than the U.S. dollar; (vii) holders that own directly, indirectly or constructively 10 percent or more of the voting power of the Corporation; and (viii) U.S. expatriates.

This discussion assumes that the Common Shares, Shareholder Rights or Cashless Warrants are held as capital assets (generally, property held for investment), within the meaning of Section 1221 of the Code, in the hands of a U.S. Holder at all relevant times.

A U.S. HOLDER OF COMMON SHARES, SHAREHOLDER RIGHTS OR CASHLESS WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO ITS PARTICULAR SITUATION AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF COMMON SHARES, SHAREHOLDER RIGHTS OR CASHLESS WARRANTS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT

INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY SUCH HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY US IN CONNECTION WITH OUR PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS CONTEMPLATED HEREIN; AND (C) HOLDERS OF COMMON SHARES, SHAREHOLDER RIGHTS OR CASHLESS WARRANTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Taxation of Shareholder Rights and Cashless Warrants

Receipt of Shareholder Rights and Cashless Warrants

The distribution of Shareholder Rights and Cashless Warrants by the Corporation to U.S. Holders of Common Shares generally should not be treated as a taxable distribution.  However, a shareholder that receives a right to acquire shares will be treated as having received a taxable distribution in an amount equal to the value of such right if the shareholder’s proportionate interest in the earnings and profits or assets of the Corporation is increased and any other shareholder receives a distribution of cash or other property.  For purposes of the preceding sentence, the term “shareholder” includes holders of warrants, options and convertible securities.  The application of this rule in the present situation is complex and subject to some uncertainty in light of the Corporation’s existing common share purchase warrants, stock option plan, and Shareholder Rights Plan, as well as the Mandatory Convertible Notes issued by Compton Petroleum Finance Corporation that are convertible into Common Shares of the Corporation.  Although the issue is not free from doubt, we believe that the distribution of Shareholder Rights and Cashless Warrants to U.S. Holders of Common Shares should be treated as a non-taxable stock distribution and we and our agents intend to treat the distribution of Shareholder Rights and Cashless Warrants consistent with this belief.  This position is not binding on the IRS, or the courts, however. If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the Shareholder Rights and/or the Cashless Warrants would be taxable to a U.S. Holder of Common Shares as a dividend to the extent of the holder’s pro rata share of the Corporation’s current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. The remaining discussion assumes that U.S. Holders of Common Shares in respect of which the Shareholder Rights and Cashless Warrants are received will not be subject to U.S. federal income tax on the receipt.

The determination of a U.S. Holder’s tax basis in the Shareholder Rights and Cashless Warrants is also unclear.  In general, if the aggregate fair market value of the Shareholder Rights distributed by the Corporation is less than 15% of the aggregate fair market value of the Corporation’s Common Shares at the time of the distribution, the tax basis of the Shareholder Rights received by a U.S. Holder will be zero unless such holder elects to allocate a portion of its tax basis of previously owned Common Shares to the Shareholder Rights issued pursuant to the Rights Offering.  If the aggregate fair market value of the Shareholder Rights at the time of the distribution is 15% or more of the aggregate fair market value of the Common Shares at such time, or if a U.S. Holder elects to allocate a portion of its tax basis of previously owned Common Shares to the Shareholder Rights received pursuant to the Rights Offering, then such holder’s tax basis in previously owned Common Shares will be allocated between such Common Shares and the Shareholder Rights, based upon their relative fair market values as of the date of the distribution. Thus, if such an allocation is made and the Shareholder Rights are later exercised, the tax basis in the Common Shares originally owned will be reduced by an amount equal to the tax basis allocated to the Shareholder Rights and the basis in the new Common Shares will be increased by the tax basis allocated to the Shareholder Rights. This election is irrevocable if made and would apply to all of the Shareholder Rights received pursuant to the Rights Offering. The election must be made in a statement attached to a U.S. Holder’s federal income tax return for the taxable year in which the Shareholder Rights are distributed.  The holding period for the Shareholder Rights received pursuant to the Rights Offering by a U.S. Holder of Common Shares will include the holding period for the Common Shares with respect to which the Shareholder Rights were received.

The treatment of the Cashless Warrants for purposes of the basis allocation rule is not clear.  The Cashless Warrants may be viewed as similar to the Shareholder Rights and treated in the same manner as described above.  In such event, the fair market value of the Cashless Warrants may be aggregated with the fair market value of the Shareholder Rights in determining whether a U.S. Holder should allocate a portion of its tax basis of previously owned Common Shares to the Shareholder Rights and Cashless Warrants received pursuant to the Offering under the 15% test discussed above.

Alternatively, the Cashless Warrants may be viewed as a contingent right to receive additional Common Shares in the future that serve the function of a valuation adjustment mechanism in the context of the Recapitalization.  Until additional Common Shares are received pursuant to the Cashless Warrants or the Cashless Warrants expire, the interim basis of the Common Shares held by a U.S. Holder would generally be determined by assuming that such U.S. Holder will receive the additional Common Shares.  If and when the Cashless Warrants expire, the aggregate adjusted tax basis of the Common Shares held by the U.S. Holder before the Recapitalization would be reallocated among the Common Shares then held by the U.S. Holder.

Exercise of Shareholder Rights or Cashless Warrants

A U.S. Holder generally will not recognize gain or loss on the exercise of the Shareholder Rights or deemed exercise of the Cashless Warrants and related receipt of Common Shares.  A U.S. Holder’s initial tax basis in the Common Shares received upon the exercise of the Shareholder Rights should be equal to the sum of (a) such U.S. Holder’s tax basis in such Shareholder Rights, if any, plus (b) the Subscription Price paid by such U.S. Holder on the exercise of such Shareholder Rights. A U.S. Holder’s holding period for the Common Shares received on the exercise of Shareholder Rights should begin on the day that such Shareholder Rights are exercised by such U.S. Holder.

As discussed above, if the Cashless Warrants distributed to a U.S. Holder are treated differently from the Shareholder Rights for U.S. tax purposes, i.e., the Cashless Warrants are viewed as a contingent right to receive additional Common Shares pursuant to a valuation adjustment, the U.S. Holder’s tax basis in the Common Shares received pursuant to the Cashless Warrants should be determined by reallocating the aggregate tax basis of the Common Shares held by such U.S. Holder before the Recapitalization among the Common Shares held by such U.S. Holder after the receipt of additional Common Shares pursuant to the Cashless Warrants.  The holding period for the Common Shares received by a U.S. Holder incident to the deemed exercise of the Cashless Warrants would include the holding period of the Common Shares with respect to which the Cashless Warrants were received.

A U.S. Holder that exercises Shareholder Rights received pursuant to the Rights Offering, or receives Common Shares pursuant to the automatic conversion of the Cashless Warrants, within the period beginning 30 days prior to disposing of the Common Shares with respect to which the Shareholder Rights or the Cashless Warrants were received and ending 30 days after disposing of such Common Shares is urged to consult a tax advisor regarding the potential application of the “wash sale” rules under Section 1091 of the Code.

Disposition of Shareholder Rights or Cashless Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Shareholder Right or Cashless Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis, if any, in the Shareholder Right or Cashless Warrant sold or otherwise disposed of.

Subject to the discussion under “Passive Foreign Investment Company (PFIC) Considerations” below, any such gain or loss generally will be capital gain or loss, and will be short term or long term depending on whether the Shareholder Rights or Cashless Warrants are treated as having been held for more than one year under the special holding period rule described above under “Receipt of Shareholder Rights and Cashless Warrants.” Long-term capital gains of a non-corporate taxpayer are generally subject to taxation at preferential rates. The deductibility of capital losses is subject to various limitations.

If the consideration received is not in U.S. dollars, the amount realized generally will be the U.S. dollar value of the payment received determined on (1) the date of receipt of payment in the case of a cash basis U.S. Holder and (2) the date of disposition in the case of an accrual basis U.S. Holder.  If the Shareholder Right or Cashless Warrant sold or exchanged is treated as traded on an “established securities market,” a cash basis taxpayer, or, if it elects, an accrual basis taxpayer, will determine the U.S. dollar value of the amount realized by translating the amount received at the spot rate of exchange on the settlement date of the sale. Additionally, if a U.S. Holder receives any foreign currency on the sale of Shareholder Right or Cashless Warrant, such U.S. Holder may recognize ordinary income or loss as a result of currency fluctuations between the date of the sale of Common Shares and the date the sale proceeds are converted into U.S. dollars.

Lapse of Shareholder Rights or Cashless Warrants

Upon the lapse or expiration of a Shareholder Right or Cashless Warrant, a U.S. Holder would recognize no loss.  Notwithstanding the discussion under “Receipt of Shareholder Rights and Cashless Warrants” above, basis will be allocated to a Shareholder Right or Cashless Warrant only if it is exercised or disposed of.  If a holder allows a Shareholder Right to lapse unexercised, or a Cashless Warrant expires before the conditions for its automatic conversion are satisfied, no basis will be treated as having been allocated to such Shareholder Right or Cashless Warrant.

Taxation of Common Shares received upon Exercise of Shareholder Rights or Cashless Warrants

Distributions on Common Shares

Subject to the discussion under “Passive Foreign Investment Company (PFIC) Considerations” below, the gross amount of any distribution paid on the Common Shares by the Corporation will generally be subject to U.S. federal income tax as dividend income to the extent paid out of the Corporation’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such amount will be includable in gross income by a U.S. Holder as ordinary income on the date such U.S. Holder actually or constructively receives the distribution. Dividends paid by the Corporation will not be eligible for the dividends received deduction generally allowed to corporations.

Subject to applicable exceptions with respect to short-term and hedged positions, under current law certain dividends received by non-corporate U.S. Holders prior to January 1, 2013 from a “qualified foreign corporation” may be eligible for reduced rates of taxation (“qualified dividends”).  A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that the U.S. Treasury Department determines to be satisfactory for these purposes and that includes an exchange of information provision. The U.S. Treasury has determined that the Income Tax Convention between the United States and Canada meets these requirements, and the Corporation believes it is eligible for the benefits of the Income Tax Convention between the United States and Canada. Dividends received by U.S. investors from a foreign corporation that was a PFIC in either the taxable year of the distribution or the preceding taxable year will not constitute qualified dividends. As discussed below in “Passive Foreign Investment Company (PFIC) Considerations,” the Corporation believes that it is not a PFIC for U.S. federal income tax purposes and does not expect to become a PFIC in the future.

To the extent that a distribution exceeds the amount of the Corporation’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of capital, causing a reduction in the U.S. Holder’s adjusted basis in the Common Shares held by such U.S. Holder (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by such U.S. Holder upon a subsequent disposition of the Common Shares), with any amount that exceeds the adjusted basis being taxed as a capital gain recognized on a sale or exchange (as discussed under “Sale, Exchange, or Other Taxable Disposition of Common Shares” below).  However, the Corporation does not intend to maintain calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Corporation with respect to the Common Shares will constitute ordinary dividend income.

The gross amount of distributions paid in any foreign currency will be included by each U.S. Holder in gross income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the distributions are actually or constructively received, regardless of whether the payment is in fact converted into U.S. dollars. If the foreign currency is converted into U.S. dollars on the date of receipt, the U.S. Holder should not be required to recognize any foreign currency gain or loss with respect to the receipt of the foreign currency distributions. If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to the U.S. dollar value on the date of receipt. Any foreign currency gain or loss realized on a subsequent conversion or other disposition of the foreign currency will be treated as U.S. source ordinary income or loss. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

Sale, Exchange, or Other Taxable Disposition of Common Shares

Subject to the discussion below under “Passive Foreign Investment Company (PFIC) Considerations,” a U.S. Holder generally will recognize U.S. source capital gain or loss on the sale, exchange or other disposition of Common Shares in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the Common Shares. Such gain or loss would be long-term capital gain or loss if the U.S. Holder held the Common Shares for more than one year as of the date of the sale, exchange or other disposition. Long-term capital gain recognized by certain non-corporate U.S. Holders, including individuals, generally is subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

With respect to the sale, exchange or other taxable disposition of Common Shares, the amount realized generally will be the U.S. dollar value of the payment received determined on (1) the date of receipt of payment in the case of a cash basis U.S. Holder and (2) the date of disposition in the case of an accrual basis U.S. Holder. If the Common Shares are treated as traded on an “established securities market,” a cash basis taxpayer, or, if it elects, an accrual basis taxpayer, will determine the U.S. dollar value of the amount realized by translating the amount received at the spot rate of exchange on the settlement date of the sale. Additionally, if a U.S. Holder receives any foreign currency on the sale of Common Shares, such U.S. Holder may recognize ordinary income or loss as a result of currency fluctuations between the date of the sale of Common Shares and the date the sale proceeds are converted into U.S. dollars.

Foreign Tax Credit Considerations

For purposes of the U.S. foreign tax credit limitations, dividends received by a U.S. Holder with respect to Common Shares will be foreign source income and generally will be “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”  In general, gain or loss realized upon sale or exchange of the Common Shares, Shareholder Rights or Cashless Warrants by a U.S. Holder will be U.S. source income or loss, as the case may be.

Subject to certain limitations, any Canadian tax withheld with respect to distributions made on the Common Shares may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. Alternatively, a U.S. Holder may, subject to applicable limitations, elect to deduct the otherwise creditable Canadian withholding taxes for U.S. federal income tax purposes. The rules governing the foreign tax credit are complex and their application depends on each taxpayer’s particular circumstances. Accordingly, U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company (PFIC) Considerations

Special and generally unfavorable U.S. federal income tax rules may apply to a U.S. Holder if its holding period in its Common Shares includes any period during a taxable year of the Corporation in which the Corporation is a passive foreign investment company (a “PFIC”). A non-U.S. corporation is classified as a PFIC for each taxable year in which (a) 75% or more of its income is passive income (as defined for U.S. federal income tax purposes) or (b) on average for such taxable year, 50% or more (by value) of its assets either produce or are held for the production of passive income. In addition, if a corporation is classified as a PFIC for any taxable year during which a U.S. Holder has held shares of such corporation, such corporation will generally continue to be classified as a PFIC for any subsequent taxable year in which the U.S. Holder continues to hold the shares even if the corporation’s income and assets are no longer passive in nature in that subsequent taxable year. For purposes of the PFIC provisions, passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business and not derived from a related person), certain net gains from the sales of commodities, annuities and gains from assets that produce passive income. However, passive income excludes gains from transactions in commodities if (i) the gains arise from the sale of the commodity in the active conduct of a commodities business by a non-U.S. corporation and (ii) substantially all of the non-U.S. corporation’s commodities are comprised of stock in trade or inventory, real property and depreciable property used in its trade or business, or supplies of a type normally consumed in the course of its business.  In determining whether or not it is classified as a PFIC, a non-U.S. corporation is required to take into account its pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest.

The Corporation does not believe it is a PFIC and does not expect to be become a PFIC in the foreseeable future.  However, there can be no assurance regarding the PFIC classification of the Corporation in 2011 and subsequent taxable years, because PFIC classification is fundamentally factual in nature, is determined annually, and generally cannot be determined until the close of the taxable year in question.

If the Corporation were classified as a PFIC for any taxable year during which a U.S. Holder holds Common Shares, Shareholder Rights or Cashless Warrants, such U.S. Holder would be subject to increased tax liability (generally including an interest charge) upon the sale or other disposition of the Common Shares, Shareholder Rights or Cashless Warrants, or upon the receipt of certain distributions treated as “excess distributions,” unless such holder, in respect of the Common Shares, elects to be taxed currently (as discussed below) on its pro rata portion of the Corporation’s income, regardless of whether such income was actually distributed. An excess distribution generally would be any distribution to a U.S. Holder with respect to Common Shares during a single taxable year that is greater than 125% of the average annual distributions received by such U.S. Holder with respect to Common Shares during the three preceding taxable years or, if shorter, during such U.S. Holder’s holding period for the Common Shares.  For this purpose, a U.S. Holder’s holding period of any Common Shares acquired upon the exercise of the Shareholder Rights or the conversion of the Cashless Warrants will include the period such Shareholder Rights or Cashless Warrants were held.

In general, U.S. persons that hold shares of a PFIC may be able to make either a “mark-to-market” election or “qualified electing fund” (“QEF”) election to mitigate certain of the adverse tax consequences of holding shares in a PFIC. The “mark-to-market” election (to include gain or loss on the Common Shares as ordinary income under a mark-to-market method of accounting) is available to a U.S. person holding shares in a PFIC only if such shares constitute “marketable stock” for purposes of the PFIC rules. The Corporation believes that the Common Shares are marketable stock and that so long as they are regularly traded on the TSX, a U.S. Holder should be able to make a mark-to-market election with respect to the Common Shares if the Corporation were classified as a PFIC. The QEF election will not be available to U.S. Holders if the Corporation does not provide the information necessary to make such an election. It is not expected that a U.S. Holder will be able to make a QEF election because the Corporation does not intend to provide U.S. Holders with the information necessary to make a QEF election.  In addition, neither the QEF nor the mark-to-market election is available with respect to the Shareholder Rights or Cashless Warrants, and therefore, the rules described above generally apply to gain realized on the disposition of the Shareholder Rights or Cashless Warrants and possibly Common Shares received pursuant to the Cashless Warrants.

If the Corporation were a PFIC, a U.S. Holder would be required to file IRS Form 8621 for each year in which the U.S. Holder held Common Shares, Shareholder Rights or Cashless Warrants in which the U.S. Holder recognized a gain or received a distribution from the Corporation. Recently enacted legislation requires a U.S. Holder to file an annual report containing such information as the IRS may require even in the absence of a distribution being received, gain being realized, or an election being made.

Each U.S. Holder is urged to consult its own tax advisor regarding the Corporation’s PFIC classification, the consequences to such U.S. Holder of the Corporation’s PFIC classification, and the availability and the consequences of making a mark-to-market or QEF election.

Additional Tax on Passive Income

For taxable years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, the Common Shares, Shareholder Rights or Cashless Warrants, subject to certain limitations and exceptions.

U.S. Holders are urged to consult their own tax advisors regarding the possible implications of the tax described above.

U.S. Information Reporting and Backup Withholding Tax

Under U.S. federal income tax law and regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. Penalties for failure to file certain of these information returns are substantial. New U.S. return disclosure obligations (and related penalties for failure to disclose) have also been imposed on U.S. individuals that hold certain specified foreign financial assets in excess of $50,000. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also may include the Common Shares, Shareholder Rights and Cashless Warrants. U.S. Holders of Common Shares, Shareholder Rights or Cashless Warrants should consult with their own tax advisors regarding the requirements of filing information returns.

Dividends on Common Shares and proceeds from the sale or other disposition of Common Shares, Shareholder Rights or Warrants that are paid in the United States or by a U.S.-related financial intermediary will be subject to U.S. information reporting rules, unless a U.S. Holder is a corporation or other exempt recipient.  In addition, payments that are subject to information reporting may be subject to backup withholding (currently at a 28% rate) if a U.S. Holder fails to provide its taxpayer identification number, fails to certify that such number is correct, fails to certify that such U.S. Holder is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are available to be credited against a U.S. Holder’s U.S. federal income tax liability and may be refunded to the extent they exceed such liability, provided the required information is provided to the IRS in a timely manner.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

Shareholder Rights

Compton will distribute an aggregate of 1,318,331 Shareholder Rights pursuant to this short form prospectus.  Such Shareholder Rights shall entitle the holders thereof to acquire an aggregate of 639,588 Common Shares at the Subscription Price.  See “Details of the Rights Offering” for a description of the material attributes and characteristics of the Shareholder Rights.

Cashless Warrants

Summary of Cashless Warrant Terms and Conditions

On the Effective Date, the Corporation and Computershare Trust Company of Canada (the “Warrant Agent”), as warrant agent, shall enter into a warrant indenture (the “Warrant Indenture”) and the Corporation shall create and issue an aggregate of 3,690,980 Cashless Warrants to Shareholders of record as of the close of business on the Record Date who are Qualifying Holders and to the Backstoppers.

The Cashless Warrants shall expire three (3) years after the Effective Date if not previously converted.  The Cashless Warrants shall not be exercisable except that the Cashless Warrants shall be deemed to be exercised for Common Shares in accordance with the terms of the Warrant Indenture if at any time during the term of the Cashless Warrants the applicable Warrant Trigger Price (as defined herein) is exceeded.

No consideration will be payable by the holders of Cashless Warrants in connection with their exercise.  A holder of Cashless Warrants does not need to take any steps or further action to exercise its Cashless Warrants.

In the Warrant Indenture, a “Change of Control” and “Warrant Trigger Price” shall be defined as follows:

(a)	“Change of Control” shall mean the occurrence of any of the following events:

(i)
the acquisition in a single transaction or a series of related transactions by any person or persons acting jointly or in concert (including any current shareholder or shareholder group of the Corporation) of fifty percent (50%) or more of the outstanding and voting shares of the Corporation, whether by way of take-over bid, merger, amalgamation, arrangement or otherwise;

(ii)	the sale by the Corporation in a single transaction or a series of related transactions of all or substantially all of the Corporation's undertaking and assets to an unrelated third party;

(iii)	the voluntary liquidation, dissolution or winding-up of the Corporation in connection with which a distribution is made to the holders of the Corporation's Common Shares; or

(iv)	a resolution of the board of directors of the Corporation that a Change of Control has occurred or is imminent; and

(b)
“Warrant Trigger Price” shall mean the price at which the Cashless Warrants will be deemed to be exercised and shall be converted to Common Shares if at any time during the term of the Cashless Warrants:  (i) on any day after the Effective Date the volume-weighted average trading price of the Common Shares on the TSX for the preceding 20 trading days is equal to or exceeds; or (ii) immediately before the completion of any transaction that would constitute a Change of Control at a price per Common Share as determined by a nationally recognized member of the Investment Industry Regulatory Organization of Canada selected by the board of directors of Compton that equals or exceeds:

(i)	Until the first anniversary of the Effective Date:	$11.92

(ii)	From the first anniversary until the second anniversary of the Effective Date:	$12.52

(iii)	From the second anniversary until the third anniversary of the Effective Date:	$13.14

The Cashless Warrants and the Common Shares issuable on the deemed exercise of the Cashless Warrants will be listed on the TSX.  There is currently no market through which the Cashless Warrants may be sold and holders may not be able to resell the Cashless Warrants distributed under this short form prospectus.  See “Risk Factors - There is currently no active trading market for the Recapitalization Rights, the Cashless Warrants or the Backstop Rights”.

Summary of Warrant Indenture

The following summary of certain provisions of the Warrant Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Warrant Indenture.  The Warrant Indenture will provide for adjustment in the Warrant Trigger Price and number of Common Shares issuable upon the deemed exercise of the Cashless Warrants upon the occurrence of certain events, including the issuance of Common Shares or securities exchangeable or convertible into Common Shares as a stock dividend or similar distribution, the subdivision, reduction, combination or consolidation of the Common Shares, the issuance of rights, options or warrants to substantially all of the holders of Common Shares that entitle them to subscribe for Common Shares, the distribution of property or other assets to all or substantially all of the holders of Common Shares or a reclassification of the Common Shares or other capital reorganization which does not constitute a Change of Control.

No adjustment in the Warrant Trigger Price or the number of Common Shares issuable upon the exercise of the Cashless Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would change of at least one-hundredth of a Common Share.

The Corporation will covenant in the Warrant Indenture that, during the period in which the Cashless Warrants are exercisable, it will give notice to holders of the Cashless Warrants of certain stated events, including events that would result in an adjustment to the Warrant Trigger Price or the number of Common Shares issuable upon deemed exercise of the Cashless Warrants, at least 14 days (30 days in connection with certain capital reorganizations) prior to the record date or effective date, as the case may be, of such event.

No fractional Common Shares will be issuable upon the deemed exercise of any Cashless Warrants.  To the extent a Warrantholder would otherwise have been entitled to receive, on the exercise of the Warrants, a fraction of a Common Share, the Corporation will, in lieu of delivering the fractional Common Share, pay to the Warrantholder an amount in cash equal to the value of the right to acquire the fractional interest.  Holders of Cashless Warrants will not, by virtue of holding such warrants, have any voting or pre-emptive rights or any other rights which a holder of Common Shares would have.  From time to time, the Corporation and the Warrant Agent, without the consent of the holders of Cashless Warrants, may amend or supplement the Warrant Indenture for certain purposes, including curing inconsistencies or making any change that does not adversely affect the rights of any holder of Cashless Warrants.  Any amendment or supplement to the Warrant Indenture that adversely affects the interests of the holders of Cashless Warrants may only be made by “extraordinary resolution”, defined in the Warrant Indenture as a resolution passed at a meeting of Warrantholders duly convened for that purpose and held in accordance with the provisions thereof at which there are present in person or by proxy Warrantholders holding in the aggregate not less than 35% of the aggregate number of Warrants then outstanding and passed by the affirmative votes of Warrantholders who hold in the aggregate not less than 66⅔% of the aggregate number of Warrants represented at the meeting and voted on the poll on the resolution.

Non-Qualifying Holders of Cashless Warrants

The Cashless Warrants are being distributed only to Qualifying Holders as of the close of business on the Record Date.  Shareholders and Noteholders of record will be presumed to be resident in the place of their address of record, unless the contrary is shown to the satisfaction of the Corporation.

Accordingly, neither the Cashless Warrants nor the Common Shares issuable upon the exercise of the Cashless Warrants shall be distributed to persons who are, or appear to be, or who the Corporation or the Warrant Agent have reason to believe are, residents of any other jurisdiction or place other than the Qualifying Jurisdictions, unless such person (an “Accredited Warrantholder”) has demonstrated to Compton on or before the tenth day prior to the Expiration Date that such distribution is and the distribution of the Common Shares upon the deemed exercise of the Cashless Warrants is not prohibited by any applicable securities laws and will not require Compton to file documents, make any application, or pay any amount in their jurisdiction of residence.

The distribution of the Cashless Warrants does not constitute a distribution to any person in any jurisdiction in which such offer or solicitation is unlawful.  Common Shares issuable pursuant to the Cashless Warrants shall not be distributed to holders of Cashless Warrants in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction.  However, the Corporation may, in its sole discretion, take such action as it may deem necessary to distribute Cashless Warrants or the Common Shares issuable pursuant to the Cashless Warrants to security holders in such jurisdiction.  Any person resident outside of the Qualifying Jurisdictions, who is subject to the laws of a jurisdiction where such distribution may be lawful, should seek advice from an attorney or other qualified securities authority to satisfy himself or herself with respect to the availability and applicability of any exemption or other provision of the applicable securities legislation that would make such distribution to him or her lawful.

Warrant Certificates will not be delivered by the Corporation to Non-Qualifying Holders.  Instead, Non-Qualifying Holders will be sent a letter advising them that their Warrant Certificates will be issued to and held by the Subscription Agent, which will hold those Cashless Warrants as agent for the benefit of all Non-Qualifying Holders of the Cashless Warrants.  The Subscription Agent will hold the Cashless Warrants of such Non-Qualifying Holders until the tenth day prior to the Expiration Date.

After September 9, 2011, the Subscription Agent will attempt, on a best efforts basis, to sell the Cashless Warrants issued to Non-Qualifying Holders (other than Accredited Warrant Holders) through the facilities of the TSX prior to the Expiration Time on a date or dates and at a price or prices as the Subscription Agent determines in its sole discretion.  The Subscription Agent’s ability to sell Cashless Warrants, and the prices obtained for the Cashless Warrants, will be dependent on market conditions.  The Subscription Agent will not be subject to any liability for failure to sell any Cashless Warrants held by persons who are Non-Qualifying Holders of Cashless Warrants or Accredited Warrant Holders at any particular price or prices, or at all.  The proceeds received by the Subscription Agent from the sale of Cashless Warrants, net of any applicable costs, brokerage fees and expenses, will be divided among the Non-Qualifying Holders of Cashless Warrants (other than Accredited Warrantholders) pro rata according to the total number of Cashless Warrants issued to each such Non-Qualifying Holder.  The Subscription Agent will mail to Non-Qualifying Holders of Cashless Warrants (other than Accredited Warrant Holders) at their addresses appearing in the records of the Subscription Agent for their respective proportions of those net proceeds, subject to any applicable taxes which must be withheld for particular Non-Qualifying Holders, provided that the Subscription Agent shall not be required to make any such payment to a Non-Qualifying Holder in the event the aggregate amount owing to such Non-Qualifying Holders in connection with the sale of its Cashless Warrants by the Subscription Agent is less than $10.00.  Such amount shall be forwarded to the Corporation to be used by the

Corporation to set off a portion of the remuneration payable to the Subscription Agent for its services hereunder.

The Subscription Agent shall only sell Cashless Warrants held by Registered Holders who are Non-Qualifying Holders.  The Subscription Agent shall not sell Cashless Warrants on behalf of the Beneficial Holders in the manner described above.  Cashless Warrants delivered to Participants may not be delivered by those Participants to Beneficial Holders who are resident in a Non-Qualifying Jurisdiction.  Such Cashless Warrants should be sold by the applicable Participant on behalf the Beneficial Holder.

A registered Non-Qualifying Holder whose address of record is outside the Qualifying Jurisdictions but who is eligible or who holds Common Shares on behalf of a Beneficial Holder who is eligible to receive Cashless Warrants must notify the Warrant Agent, in writing (at the Subscription Office or by facsimile transmission to 1-905-771-4082) on or before the tenth day prior to the Expiration Date if such holder or Beneficial Holder wishes to receive its Cashless Warrants.  In that case such holder or Beneficial Holder must provide evidence, satisfactory to the Warrant Agent and the Corporation, as to the eligibility of the holder or Beneficial Holder to such Cashless Warrants.  Otherwise, the Warrant Agent will attempt to sell the Cashless Warrants held on behalf of such holder or Beneficial Holder as described above.

Delivery of Cashless Warrants by Participants

Cashless Warrants delivered to Participants may not be delivered by those Participants to Beneficial Holders who are resident in Non-Qualifying Jurisdictions.  Participants receiving Cashless Warrants which would otherwise be deliverable to residents of Non-Qualifying Jurisdictions should sell those Cashless Warrants on behalf of such holders and remit the proceeds to them.

Backstop Rights

Pursuant to the Backstop Agreement, on the Closing Date Compton will issue to each of the Backstoppers its pro rata share (based on the fraction that its respective Standby Commitment represents to $50,000,000) of 2,635,796 Backstop Rights.  Each Backstop Right shall entitle the holder thereof on the Closing Date to purchase 0.48515 of a Common Share, such that a holder may exercise 2.0612181 Backstop Rights to purchase one Common Share for the Subscription Price. The Backstop Rights and the Recapitalization Rights will each entitle the holder thereof to acquire an identical fractional interest in a Common Share at an identical Subscription Price.

In order for Backstop Rights to be exercised a Backstopper must:  (i) provide written notice to Compton of its intention to exercise its Backstop Rights at least 24 hours prior to the closing time on the Closing Date; (ii) pay to Compton on the Closing Date an amount equal to the aggregate Subscription Price for the Common Shares purchased by such Backstopper in accordance with its backstop obligations, as determined in accordance with its Standby Commitment; and (iii) pay to Compton on the Closing Date an amount equal to the aggregate Subscription Price for Common Shares purchased by such Backstopper on exercise of its Backstop Rights.

Backstop Rights are non-transferable.

The Common Shares issuable on the deemed exercise of the Backstop Rights will be listed on the TSX.  Compton has no intention to seek the listing of the Backstop Rights.  There is currently no market through which the Backstop Rights may be sold and holders may not be able to resell the Backstop Rights distributed under this short form prospectus.  See “Risk Factors - There is currently no active trading market for the Recapitalization Rights, the Cashless Warrants or the Backstop Rights”.

Common Shares

Compton is authorized to issue an unlimited number of Common Shares.  Common Shares have attached to them the following rights, privileges, restrictions, and conditions: (i) except for meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series, each holder of a Common Share is entitled to receive notice of, to attend, and to vote at all meetings of Shareholders; (ii) subject to the rights, privileges, restrictions, and conditions attached to any preferred shares, the Shareholders are entitled to receive dividends if, and when, declared by the directors of the Corporation; and (iii) subject to the rights, privileges, restrictions, and conditions attached to any other class of shares of the Corporation, the Shareholders are entitled to share equally in the remaining property of the Corporation upon liquidation, dissolution, or winding-up of the Corporation.

PRICE RANGE AND TRADING VOLUME

The Common Shares are listed and trade on the TSX under the symbol “CMT”.  The following table sets forth the price ranges and volume traded of the Common Shares for the periods specified. The disclosure set forth below is disclosed on a pre-Share Consolidation basis.

	High ($)	Low ($)	Volume
2010
August	0.53	0.38	13,428,000
September	0.59	0.40	11,509,700
October	0.56	0.48	7,815,700
November	0.50	0.40	11,121,600
December	0.47	0.39	17,996,700
2011
January	0.47	0.39	68,609,100
February	0.46	0.38	32,845,800
March	0.40	0.31	22,514,100
April	0.36	0.28	8,416,200
May	0.31	0.17	12,503,400
June	0.24	0.10	30,575,583
July	0.135	0.105	12,157,651
August (1 to 10)	0.125	0.0575	60,542,460

Notes:

1)
The Share Consolidation was effective as of August 10, 2011 and the Common Shares began trading on the TSX on a post-Share Consolidation basis on such date.  The August 10, 2011 trading volume and trading price were therefore multiplied and divided by a factor of 200, respectively, for purposes of the above price range and trading volume disclosure.

On August 10, 2011, the closing price of the Common Shares on the TSX was $12.55.

CONSOLIDATED CAPITALIZATION

The following unaudited pro forma consolidated balance sheet of Compton is intended to reflect the consolidated financial position of Compton as at March 31, 2011, after giving effect to the Recapitalization, Rights Offering and certain other events and transactions, as further described in the Recapitalization Circular, as if such events and transactions had occurred on March 31, 2011.  This unaudited pro forma consolidated balance sheet should be read in conjunction with the notes thereto, as well as  the Compton Annual Financial Statements, the Compton Interim Financial Statements, the Annual MD&A and the Interim MD&A.

	Compton Petroleum Corporation March 31, 2011 ($000)	Recapitalization and Rights Offering ($000)(1)	Compton Petroleum Corporation March 31, 2011 (pro forma) ($000)
	(unaudited)		(unaudited)

Current assets:
Trade and other accounts receivable	$22,579	$-	$22,579
Risk management	5,530	-	5,530
Other current assets	5,328	-	5,328
	33,437	-	33,437

Development and production(5)	691,742	(145,456)	546,286
Exploration and evaluation(5)	62,716	(13,186)	49,530
Other long term assets	2,597	-	2,597
	$790,492	$(158,642)	$631,850

Current liabilities:

Trade and other accounts payable	$35,310	$(2,752)	$32,558
Credit Facility(3)	137,206	(29,816)	107,390
Risk management	257	-	257
Senior term notes	43,731	(43,731)	-
MPP term financing	12,339	-	12,339
	228,843	(76,299)	152,544

Senior term notes	188,043	(188,043)	-
Risk management	3,681	-	3,681
MPP term financing	30,879	-	30,879
Provisions	142,746	-	142,746
Deferred income taxes(4)	6,084	(6,084)	-
	600,276	(270,426)	329,850
Shareholders equity:
Share capital(2)(6)	416,433	(203,022)	213,411
Share purchase warrants	13,800	27,602	41,402
Other reserves	39,670	-	39,670
Deficit(5)(6)	(287,204)	287,204	-
Non-controlling interest	7,517	-	7,517
	190,216	111,784	302,000
	$790,492	$(158,642)	$631,850

Notes:

1)           Basis of Presentation

This unaudited pro forma consolidated balance sheet of Compton is derived from the unaudited consolidated balance sheet of Compton as at March 31, 2011. This unaudited pro forma consolidated balance sheet is intended to reflect the consolidated financial position of Compton as at March 31, 2011, after giving effect to the Recapitalization, the Rights Offering and certain other events and transactions, as further described in the Recapitalization Circular, as if such events and transactions had occurred on March 31, 2011.  The following are the events and transactions reflected in this unaudited pro forma consolidated balance sheet:

(a)
the implementation of the Plan of Arrangement including the corporate and capital reorganization and distributions under the Plan of Arrangement as discussed under “Plan of Arrangement Adjustments” in the Recapitalization Circular;

(b)	the securities distributed under the Recapitalization as discussed under “Equity and Other Financing Transaction Adjustments” in the Recapitalization Circular;

(c)	the IFRS deemed cost election to reflect assets at underlying fair values, recognized as a deemed cost as discussed under “IFRS Deemed Cost Election” in the Recapitalization Circular; and

(d)	the reduction of stated capital to eliminate the deficit balance as discussed under “Stated Capital Reduction” in the Recapitalization Circular.

The above events and transactions are further described in more detail in the Recapitalization Circular.

Other than those transactions described above, this pro forma balance sheet does not give effect to transactions occurring after March 31, 2011.

All references to U.S. dollar equivalents of Canadian dollar amounts in the above pro forma balance sheet are based on an exchange rate of U.S.$1.00 = Cdn$0.9718, being the Bank of Canada closing rate for March 31, 2011.

This unaudited pro forma consolidated balance sheet should be read in conjunction with the notes thereto, the Compton Annual Financial Statements, the Compton Interim Financial Statements, the Annual MD&A and the Interim MD&A.

The Plan of Arrangement is subject to possible amendment and approval.  In addition, certain other transactions contain conditions in addition to the approval of the Plan of Arrangement.  If the Plan of Arrangement is approved and all the various conditions required to implement the other agreements are met, the events and transactions will be accounted for on the basis of events and circumstances at the effective date of the Plan of Arrangement.  This unaudited pro forma consolidated balance sheet is based on currently available information and on certain assumptions management believes are reasonable under the circumstances.  Some assumptions may not materialize and events and circumstances occurring subsequent to the date on which this unaudited pro forma consolidated balance sheet has been prepared may be different from those assumed or anticipated, and thus may materially affect amounts disclosed in this unaudited pro forma consolidated balance sheet.  Additionally, this unaudited pro forma consolidated balance sheet does not purport to represent what Compton’s actual financial position will be upon emergence from the proceedings or represent what the fair value of Compton’s assets or liabilities will be at the actual Effective Date.

2)           Plan of Arrangement Adjustments

In conjunction with the filing of the Plan of Arrangement, certain amounts classified as “Liabilities” are subject to recapitalization.  As such, the book value of the Senior Notes of $231.8 million has been recognized as share capital on the pro forma balance sheet.

Under the Plan of Arrangement, the capital reorganization provides for cancellation of the indentures governing the Notes and the irrevocable extinguishment and elimination of all of the Noteholders’ entitlements with respect to the Notes and such indentures.

3)           Rights Offering Adjustments

In conjunction with the filing of the Rights Offering, net proceeds of $30.6 million will be applied to further reduce Compton’s Credit Facility.  Transaction costs associated with the Plan of Arrangement and Rights Offering have been estimated to be approximately $19.4 million.  These costs are comprised of financial advisory fees of $10.7 million, accounting, legal, and regulatory filing fees of $1.5 million, and change of control costs of $7.2 million.

4)           Deferred Income Taxes

Transactions have been tax affected, where applicable, at an estimated tax rate of 25.5%.  No deferred tax assets have been recognized due to the uncertainty, at this time, of realization in the future.

5)           IFRS Deemed Cost Election

Compton has applied an IFRS deemed cost election following the Plan of Arrangement and Rights Offering to reflect the petroleum and natural gas assets at their underlying fair value.  As a result, a fair value adjustment of $158.6 million has been recognized in deficit on the pro forma consolidated balance sheet and the assets have been presented at their revised deemed cost.

6)           Stated Capital Reduction

On the Effective Date, Compton has reduced its stated share capital by $472.1 million to eliminate its deficit balance, which balance includes the deficit resulting from the fair value adjustment described in note 5 above. The stated share capital following such reduction is $213.4 million.

USE OF PROCEEDS

The approximate net proceeds to be derived by the Corporation from the subscription for Common Shares, upon the exercise of the Shareholders Rights and Backstop Rights, if all such rights are exercised and all Common Shares issuable pursuant thereto are paid for, is estimated to be approximately $14,191,450, after the deduction of the $810,000, being the portion of the estimated expenses of the Rights Offering allocable to the distribution of the Recapitalization Rights and the Backstop Rights.  Assuming the exercise of all Recapitalization Rights and Backstop Rights, net proceeds to the Corporation would be approximately $47.3 million after the deduction of the aggregate estimated expenses of the Rights Offering and the distribution of the Backstop Rights of $2.7 million.  Such net proceeds, after deducting estimated costs incurred in connection with the Recapitalization of $16.7 million, will be used by Compton to repay a portion of existing indebtedness.  Such indebtedness was incurred by the Corporation in connection with its exploration and development operations.  For a description of the Corporation’s consolidated capitalization and anticipated indebtedness outstanding following the completion of the Recapitalization, see “Consolidated Capitalization”.

PLAN OF DISTRIBUTION

There is no managing or soliciting dealer for the Rights Offering and no fee of any kind will be paid by the Corporation for the solicitation of the exercise of Shareholder Rights.  The Shareholder Rights and the Cashless Warrants issuable to Shareholders are anticipated to be mailed to Qualifying Shareholders of record as at the close of business on the Record Date on or about August 26, 2011.  The Shareholder Rights and the Cashless Warrants issuable to Shareholders of record as at the close of business on the Record Date who are Non-Qualifying Holders shall be delivered to the Subscription Agent and dealt with as described elsewhere herein.  See “Details of the Rights Offering – Non-Qualifying Holders” and “Description of the Securities Being Distributed – Cashless Warrants - Summary of Cashless Warrant Terms and Conditions”.

On the Closing Date, Compton shall issue to the Backstoppers, in their capacity as such, their pro rata share of 1,054,318 Cashless Warrants and the Backstop Rights and certain Backstoppers will receive the Offered Shares in accordance with the Backstop Agreements.  See “Details of the Rights Offering – Standby Commitment”.

The Recapitalization Rights will be listed on the TSX beginning on August 18, 2011 and will be posted for trading until 12:00 p.m. on the Expiration Date.

The Offered Shares, the Cashless Warrants and the Common Shares issuable on the exercise of the Recapitalization Rights and the Backstop Rights and on the deemed exercise of the Cashless Warrants will be listed on the TSX.  Compton has no intention of listing the Backstop Rights.

There is currently no market through which the Cashless Warrants or Backstop Rights may be sold and holders may not be able to resell such securities.  This may affect the pricing of such securities in the secondary market, the transparency and availability of trading prices, the liquidity of such securities and the extent of issuer regulation.  See “Risk Factors - There is currently no active trading market for the Recapitalization Rights, the Cashless Warrants or the Backstop Rights”.

RISK FACTORS

An investment in the Common Shares or other securities of the Corporation is subject to a number of risks.  A prospective purchaser of such securities should carefully consider the information and risks faced by the Corporation described in this short form prospectus and the documents incorporated by reference herein, including without limitation, the risk factors set out under the heading “Risks Factors” in the AIF, in the Annual MD&A, in the Interim MD&A and in the Recapitalization Circular.

Risks Relating to the Recapitalization

Potential Effect of the Recapitalization

There can be no assurance as to the effect of the Recapitalization on Compton’s relationships with its suppliers, customers, purchasers, manufacturers or contractors.  To the extent that the Recapitalization results in the tightening of payment or credit terms, increases in the price of supplied goods, or the loss of a major supplier, customer, purchaser, manufacturer or contractor, or of multiple other suppliers, customers, purchasers, manufacturers or contractors, this could have a material adverse effect on the Compton’s business, financial condition, liquidity and results of operations.

The Recapitalization May Not Improve the Financial Condition of Compton’s Business

Management believes that the Recapitalization will enhance Compton’s liquidity and provide it with continued operating flexibility.  However, such belief is based on certain assumptions, including, without limitation, that Compton’s consolidated sales and relationships with suppliers, customers and competitors will not be materially adversely affected while the Recapitalization is underway and that they will be stable or will improve following the completion of the Recapitalization in the increasingly competitive marketplace in which Compton operates, that general economic conditions and the markets for Compton’s products will remain stable or improve, as well as Compton’s continued ability to manage costs.  Should any of those assumptions prove false, the financial position of Compton may be materially adversely affected and Compton may not be able to pay its debts as they become due.

Securityholders Might Have Difficulty Enforcing Civil Liabilities Against the Corporation in the United States

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that Compton and most of its subsidiaries are incorporated or organized outside the United States, that some or all of the officers and directors of such persons and the experts named herein are residents of a foreign country, and that all or a substantial portion of the assets of the Corporation and said persons are located outside the United States.  As a result, it may be difficult or impossible for holders of Compton’s securities in the United States to effect service of process within the United States upon Compton, most of its subsidiaries and their officers and directors and the experts named herein, or to realize, against them, upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the

United States or “blue sky” laws of any state within the United States.  In addition, holders of Compton’s securities in the United States should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States.

Risks Relating to Our Equity Securities

Sales of a Significant Number of Equity Securities in the Public Markets, or the Perception of Such Sales, Could Depress the Market Price of the Common Shares, the Recapitalization Rights or the Cashless Warrants

Sales of a significant number of Common Shares or other equity-related securities in the public markets by Compton or by Compton’s significant shareholders, including sales of Common Shares to satisfy applicable withholding tax requirements, could depress the market price of the Common Shares, the Recapitalization Rights or the Cashless Warrants.  In addition, with any sale or issuance of equity securities by Compton (including upon exercise of the Recapitalization Rights, Backstop Rights or Cashless Warrants), investors will suffer dilution of their voting power and Compton may experience dilution in its earnings per share.  Compton cannot predict the effect that future sales of Common Shares or other equity-related securities would have on the market price of the Common Shares, the Recapitalization Rights or the Cashless Warrants.  The price of the Common Shares, the Recapitalization Rights and the Cashless Warrants could be affected by possible sales of Common Shares or by hedging or arbitrage trading activity.

The Trading Price for the Common Shares, the Recapitalization Rights and the Cashless Warrants May Be Volatile

The trading price of the Common Shares, the Recapitalization Rights and the Cashless Warrants may be subject to large fluctuations, which may result in losses to investors.  The trading price of the Common Shares, the Recapitalization Rights and the Cashless Warrants may increase or decrease in response to a number of events and factors, including:

•	the price of oil and gas;

•	Compton’s financial condition, financial performance and future prospects;

•	the public’s reaction to our press releases, other public announcements and our filings with the various securities regulatory authorities;

•	changes in earnings estimates or recommendations by research analysts who track our equity securities or the securities of other companies in the oil and gas sector;

•	changes in general economic conditions and the overall condition of the financial markets;

•	the number of Common Shares to be publicly traded, including upon issuance of the Recapitalization Rights, the Cashless Warrants and the Backstop Rights;

•	the arrival or departure of key personnel;

•	acquisitions, strategic alliances or joint ventures involving Compton or its competitors; and

•	the factors listed under the heading “Forward-Looking Information”.

There is Currently No Active Trading Market for the Recapitalization Rights, the Cashless Warrants or the Backstop Rights

There is currently no public market for the Recapitalization Rights, Cashless Warrants or the Backstop Rights and there can be no assurance that a public market for such securities will ever develop.  Although Compton intends to list the Recapitalization Rights and the Cashless Warrants on the TSX, if an active trading market does not develop on such exchange, it could have an adverse effect on the market price of, and a securityholder’s ability to sell, the Recapitalization Rights or the Cashless Warrants.  Compton has no intention of seeking a listing for the Backstop Rights.

Shareholders are Subject to Dilution

Management continually evaluates acquisition opportunities and recapitalization transactions, and although Compton is not currently party to any definitive agreements in respect of such transactions, it may engage in transactions that result in the issuance of additional Common Shares, which issuances may be dilutive.  Pursuant to the Recapitalization, Compton will issue 18,070,949 Common Shares in partial settlement of the Notes, the Offered Shares, 3,690,980 Cashless Warrants which are deemed to be exercised in certain circumstances during the three years following the Effective Date into 3,690,980 Common Shares and the Recapitalization Rights and Backstop Rights which, if exercised, may permit the holders thereof to acquire Common Shares at a price that is less than the market price.  As at the date hereof, assuming the completion of the Recapitalization and the exercise of all the Recapitalization Rights and Backstop Rights, but before the conversion of the Cashless Warrants, the number of outstanding Common Shares is anticipated to increase by approximately 2,000%.  See “Description of the Recapitalization – Treatment of Securityholders” in the Recapitalization Circular.  Consequently, a Shareholder’s percentage interest in Compton will be substantially diluted.  If a Shareholder wishes to minimize the dilution which shall result from the Recapitalization, the Shareholder should fully exercise the Shareholder Rights issued to that Shareholder to subscribe for and purchase Common Shares.  If a Shareholder does not fully exercise such Shareholder Rights, or elects to sell or transfer those Shareholder Rights, the dilution to that holder’s current percentage ownership in the Corporation will be greater than if such holder had exercised all its Shareholder Rights.  Other issuances of additional Common Shares may also result in dilution to the holders of the Common Shares.

Risks Relating to the Rights Offering

Subscription for Common Shares Pursuant to a Recapitalization Right or Backstop Right

Once a subscriber exercises its Recapitalization Rights or Backstop Rights, it may not revoke the exercise.  The public trading market price of our Common Shares may decline before the subscriber converts its Recapitalization Rights or Backstop Rights.  If a subscriber exercises its Recapitalization Rights or Backstop Rights and, afterwards, the public trading market price of the Common Shares decreases below the Subscription Price, the subscriber will be unable to profitably convert its Recapitalization Rights or Backstop Rights.

Termination of Rights Offering

Compton may decide not to continue with the Rights Offering or to terminate the Rights Offering in certain circumstances, including upon the termination of the Backstop Agreements.  This decision could be based on many factors including the failure to satisfy one or more of the conditions set forth in the Backstop Agreements.  Compton currently has no intention to terminate the Rights Offering, but is reserving the right to do so.  If Compton cancels or terminates the Rights Offering, neither Compton nor the Subscription Agent will have any obligation with respect to the Recapitalization Rights except to return, without interest, any payments to the Subscription Agent received from a subscriber.

Exercise of Recapitalization Rights

Holders of Recapitalization Rights pursuant to the Rights Offering must act promptly to ensure that all required forms and payments are actually received by the Subscription Agent before the Expiration Date, unless extended.  Beneficial owners of Recapitalization Rights must act promptly to ensure that its broker, custodian bank or other nominee acts for it and that all required forms and payments are actually received by the Subscription Agent before the expiration date of the Rights Offering.  Compton will not be responsible if a holder’s broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the Subscription Agent before the Expiration Time.  If a holder fails to complete and sign the subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to its exercise in the Rights Offering, the Subscription Agent may, depending on the circumstances, reject its subscription or accept it only to the extent of the payment received.  Neither Compton nor the Subscription Agent undertakes to contact a subscriber concerning an incomplete or incorrect subscription form or payment, nor is Compton under any obligation to correct such forms or payment.  Compton has the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Risks Related To Compton’s Business

Compton Has Not Been Profitable in the Past and May Not Become Profitable in the Future

Compton has experienced operating losses for the past several years and may incur substantial losses and negative operating cash flow for the foreseeable future, and may never achieve and maintain profitability again.  For the three month period ended March 31, 2011, Compton had net earnings of $3.5 million and for the year ended December 31, 2010, Compton had a net loss of $540.0 million as restated under IFRS.  Compton’s failure to achieve or maintain profitability could negatively impact the value of its equity securities.  In recent years, Compton’s internally generated cash flow has left it with insufficient liquidity with which to invest in its asset base so as to maintain or grow its production.  Compton cannot be certain that it will be able to invest its cash flow profitably so as to maintain or grow its production.

Failure to Complete the Recapitalization May Result in a Strategic Alternative that is Less Favourable to Shareholders

If the Recapitalization is not completed, the Corporation may pursue other strategic alternatives in an effort to maintain the viability of the Corporation as a going concern.  In this respect, the Corporation has secured the commitment of certain Noteholders to support an alternative recapitalization that may consist of, without limitation, a plan of compromise and arrangement under the Companies’ Creditors Arrangements Act.  Shareholders may be treated less favourably under any such compromise or arrangement or other strategic alternative than pursuant to the Recapitalization.

Compton’s Credit Facility Matures on September 23, 2011 and There Can be no Assurance the Replacement Facility Will be Available

The Credit Facility matures on September 23, 2011, but will be extended to December 31, 2011, upon completion of the Rights Offering.  Although the Corporation has an agreement in principle with a syndicate of lenders with respect to the Replacement Facility, the Replacement Facility has not been approved by Compton’s board of directors and the terms of the Replacment Facility will be subject to completion and execution of final documentation.  There can be no assurance that Compton will enter into the Replacement Facility on the terms set out herein or at all.   In the event the Credit Facility matures before the Replacement Credit Facility is in place or the term of the Credit Facility is not extended, the full amount outstanding under the Credit Facility will be due and payable and Compton may not have the funds required to satisfy its repayment obligations thereunder.  This could have a material adverse effect on Compton’s business, financial condition and liquidity.

Volatility of Prices, Markets, and Marketing Production

Oil and gas prices have historically been extremely volatile.  Factors which contribute to oil and gas price fluctuations include global demand, domestic and foreign supplies of oil and gas, the price of foreign oil and gas imports, decisions of the Organization of Petroleum Exporting Countries relating to export quotas, domestic and foreign governmental regulations, political conditions in producing regions, global and domestic economic conditions, the price and availability of alternative fuels, including liquefied natural gas, and weather conditions.

Compton’s financial condition is substantially dependent on, and highly sensitive to, oil and gas commodity prices.  Any material decline in prices could result in a material reduction of Compton’s operating results, revenue, reserves, and overall value.  Lower commodity prices could change the economics of production from some wells.  As a result, Compton could elect not to drill, develop, or produce from certain wells.  In addition,

Compton is impacted by the differential between prices paid by refiners for light quality oil and the grades of oil produced by it.

Current market conditions are particularly challenging with the global recession negatively impacting commodity prices as well as access to credit and capital markets.  These conditions impact Compton’s customers and suppliers and may alter Compton’s spending and operating plans.  There may be unexpected business impacts from this market uncertainty.

Under Previous GAAP, oil and gas assets are reviewed quarterly to determine if the carrying value of the assets exceeds their expected future cash flows.  A sustained period of low commodity prices may reduce expected future cash flows and require a write down to the fair value of Compton’s oil and gas properties, thereby adversely affecting operating results.

Any future and sustained period of weakness in oil and gas prices would also have an adverse effect on Compton’s capacity to borrow funds.  Compton’s secured credit facilities are based upon the lenders’ estimate of the value of Compton’s proved reserves, which determines the borrowing amount.  A reduction in the quantity or value of reserves may also obligate Compton to make additional payments under its processing agreement with Mazeppa Processing Partnership.

Any decline in Compton’s ability to market production could have a material adverse effect on production levels or on the sale price received for production.  Compton’s ability to market the oil and gas from its wells depends on numerous factors beyond its control, including the availability and capacity of gas gathering systems, pipelines and processing facilities, and their proximity to the wells.  Compton will be impacted by Canadian federal and provincial, as well as U.S. federal and state, energy policies, taxes, regulation of oil and gas production, processing, and transportation, as well as Canadian federal regulation of oil and gas sold or transported outside of the province of Alberta.

Need to Replace Reserves

Compton’s future success depends upon its ability to find, develop, or acquire additional oil and gas reserves that are economically recoverable.  Without successful exploration, development, exploitation, or acquisition activities, Compton’s reserves will deplete and, as a consequence, either production or the average life of reserves will decline.  If future production declines to the extent that cash flow becomes insufficient to fund capital expenditures, and external sources of capital become limited or unavailable, Compton’s ability to make the necessary capital expenditures to maintain and expand its oil and gas reserves will be impaired.  Compton cannot guarantee that it will be able to find and develop or acquire additional reserves at an acceptable cost.

Management will continue to evaluate prospects on an ongoing basis in a manner consistent with industry standards and past practices.  The long-term commercial success of the Corporation depends on its ability to find, acquire, develop, and commercially produce oil and gas reserves.  No assurance can be given that Compton will be able to locate satisfactory properties for acquisition or participation.  Moreover, if such acquisitions or participations are identified, Compton may determine that current markets, terms of acquisition and participation, or pricing conditions make such acquisitions or participations uneconomic.

Compton’s strategies to minimize this inherent risk include focusing on selected core areas in Western Canada with high working interests and assuming operatorship of key facilities.  Compton utilizes a team of highly qualified professionals with expertise and experience in these areas.  Compton assesses strategic acquisitions to complement existing activities while striving for a balance between exploration and lower risk development and exploitation prospects.

Uncertainty of Reserve Estimates

Estimates of oil and gas reserves and the future net cash flow there from, involve a great deal of uncertainty because they depend upon the reliability of available geologic and engineering data, which is inherently imprecise.  Geologic and engineering data are used to determine the probability that an oil and gas reservoir exists at a particular location and whether oil and gas are recoverable from the reservoir.  The probability of the existence and recoverability of reserves is less than 100% and actual recoveries of proved reserves may be materially different from estimates.

Estimates of oil and gas reserves require numerous assumptions relating to operating conditions and economic factors, including future oil and gas prices, recovery costs, the availability of enhanced recovery techniques, the ability to market production, and governmental and other regulatory factors, such as taxes, royalty rates, and environmental laws.  A change in one or more of these factors could result in known quantities of oil and gas previously estimated as proved reserves becoming unrecoverable.  Each of these factors also impact recovery costs and production rates, and therefore, will reduce the present value of future net cash flows from estimated reserves.

In addition, estimates of reserves, and future net cash flows expected there from, that are prepared by different independent engineers or by the same engineers at different times, may vary substantially.

Exploration, Development, and Production Risks

There are many operating risks and hazards inherent in exploring for, producing, processing, and transporting oil and gas.  Drilling operations may encounter unexpected formations or pressures that could cause damage to equipment or personal injury and fires, explosions, blowouts, oil spills, or other accidents may occur.  Additionally, Compton could experience interruptions to or the termination of drilling, production, processing, and transportation activities due to bad weather, natural disasters, delays in obtaining governmental approvals or consents, insufficient storage or transportation capacity, or other geological and mechanical conditions.  Any of these events resulting in a shutdown or slowdown of operations will adversely affect Compton’s business.  While close well supervision and effective maintenance operations can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to adversely affect revenue and cash flow levels to varying degrees.

Drilling activities, including completions, are subject to the risk that no commercially productive reservoirs will be encountered and Compton will not recover all or any portion of its investment.  The cost of drilling, completing, and operating wells is often uncertain due to drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over pressured zones, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.

PRIOR SALES

Other than the distribution on October 18, 2010, of US$45 million of Mandatory Convertible Notes convertible into Common Shares on September 15, 2011, the Corporation has not sold any Common Shares, Recapitalization Rights, Cashless Warrants, Backstop Rights or any securities convertible into the foregoing since June 1, 2010.

INTEREST OF EXPERTS

Certain legal matters in connection with the distribution of the Offered Securities qualified by this short form prospectus will be passed upon on behalf of the Corporation by Stikeman Elliott LLP.  At the date hereof, partners and associates of such firm as a group beneficially owned, directly or indirectly, less than 1% of the outstanding Common Shares.

Information relating to Compton’s reserves incorporated by reference in this short form prospectus was calculated by GLJ Petroleum Consultants Ltd. as an independent qualified reserves evaluator. In addition, BMO Nesbitt Burns Inc. prepared opinions with respect to the Recapitalization that are attached to the Recapitalization Circular as Appendices E and F.  As at the date hereof, each of GLJ Petroleum Consultants Ltd. and BMO Nesbitt Burns Inc. and their respective directors, officers, employees and consultants, individually or as a group, beneficially owned, directly or indirectly, less than 1% of the outstanding Common Shares.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditor of the Corporation is Grant Thornton LLP.  Computershare Trust Company of Canada at its principal offices in Calgary and Toronto is the registrar and transfer agent of the Common Shares, the Recapitalization Rights and the Cashless Warrants.  Grant Thornton LLP is independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Alberta.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this Prospectus is a part insofar as required by the SEC's Form F-10:

—	the documents listed under "Documents Incorporated by Reference" in this Prospectus;

—	the consent of our auditors Grant Thornton LLP;

—	the consent of our Canadian legal counsel Stikeman Elliott LLP;

—	the consent of our independent petroleum consultants GLJ Petroleum Consultants Ltd.;

—	the consent of BMO Nesbitt Burns Inc.; and

—	powers of attorney from our directors and certain of our officers.

AUDITORS’ CONSENT

We have read the short form prospectus of Compton Petroleum Corporation (the “Corporation”) dated August 10, 2011 relating to the distribution of rights, warrants, backstop rights and common shares of the Corporation.  We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned prospectus of our auditors’ report to the shareholders of the Corporation on the consolidated balance sheets of the Corporation as at December 31, 2010 and 2009, and the consolidated statements of earnings (loss) and other comprehensive income, retained earnings and cash flow for each of the three years in the period ended December 31, 2010, dated February 24, 2011, including our auditors’ report to the shareholders of the Corporation on the effectiveness of internal control over financial reporting as of December 31, 2010, dated February 24, 2011.

Calgary, Canada	“Grant Thornton LLP” (signed)
August 10, 2011	Chartered Accountants

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

The Business Corporations Act (Alberta) (“ABCA”) and the Canada Business Corporations Act (“CBCA”) provides that a corporation may, in certain circumstances, indemnify a director or officer of the corporation, a former director or officer of the corporation, a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, “Indemnified Persons”) against all costs, charges and expenses reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or other body corporate, if (a) he or she acted honestly and in good faith with a view to the best interests of the corporation, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his conduct was lawful. A director or officer is entitled to indemnification as a matter of right if he or she was substantially successful on the merits, fulfilled the conditions set forth above, and is fairly and reasonably entitled to indemnity.

The by-laws of the Registrant provide that it shall indemnify Indemnified Persons of such Registrant to the maximum extent permitted by the ABCA or CBCA, as applicable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers and persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

EXHIBITS
Exhibit
Number                   Description

4.1
The audited consolidated financial statements for the year ended December 31, 2010, including the notes thereto and the auditors’ report thereon (incorporated by reference to Exhibit 99.2 on the Registrant’s Form 40-F, filed with the Securities and Exchange Commission on February 28, 2011, Commission File No. 001-32643).

4.2
The Management’s Discussion and Analysis for the year ended December 31, 2010 (incorporated by reference to Exhibit 99.3 on the Registrant’s Form 40-F, filed with the Securities and Exchange Commission on February 28, 2011, Commission File No. 001-32643).

4.3
The Annual Information Form dated February 24, 2011 (incorporated by reference to Exhibit 99.1 on the Registrant’s Form 40-F, filed with the Securities and Exchange Commission on February 28, 2011, Commission File No. 001-32643).

4.4
The Management Proxy Circular dated February 24, 2011 with respect to the annual and special meeting held on May 10, 2011 (incorporated by reference to Exhibit 99.1 on the Registrant’s Current Report on Form 6-K, filed with the Securities and Exchange Commission on April 18, 2011, Commission File No. 001-32643).

4.5
The unaudited interim financial statements for the three months ended March 31, 2011, including the notes thereto (incorporated by reference to Exhibit 99.1 on the Registrant’s Current Report on Form 6-K, filed with the Securities and Exchange Commission on June 13, 2011, Commission File No. 001-32643).

4.6
The Management’s Discussion and Analysis for the three months ended March 31, 2011, (incorporated by reference to Exhibit 99.2 on the Registrant’s Current Report on Form 6-K, filed with the Securities and Exchange Commission on June 13, 2011, Commission File No. 001-32643).

4.7
The Notice of Meeting and Management Proxy Circular dated March 26, 2010 (incorporated by reference to Exhibit 99.1 on the Registrant’s Current Report on Form 6-K, filed with the Securities and Exchange Commission on March 29, 2010, Commission File No. 001-32643).

4.8
The Material Change Report dated June 6, 2011 relating to the announcement of the recapitalization (incorporated by reference to Exhibit 99.1 on the Registrant’s Current Report on Form 6-K, filed with the Securities and Exchange Commission on June 6, 2011, Commission File No. 001-32643).

4.9
The Information Circular dated June 24, 2011 with respect to the special meeting of the Shareholders and the Noteholders to be held on July 25, 2011 (incorporated by reference to Exhibit 99.1 on the Registrant’s Current Report on Form 6-K, filed with the Securities and Exchange Commission on June 28, 2011, Commission File No. 001-32643).

5.1	Consent of Grant Thornton LLP.

5.2*	Consent of Stikeman Elliot LLP.

5.3	Consent of GLJ Petroleum Consultants Ltd.

5.4	Consent of BMO Nesbitt Burns Inc.

6.1*	Powers of Attorney
* Previously Filed

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

(a) Concurrently with the initial filing of this Registration Statement on Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b) Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to the Form F-X referencing the file number of this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on this 10th day of August, 2011.

COMPTON PETROLEUM CORPORATION

By:	/s/ Tim Granger
Name: Tim Granger
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on August 10, 2011.

Signature	Title

*
Tim Granger	President, Chief Executive Officer and Director

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/s/ Theresa Kosek
Theresa Kosek	Vice President Finance and Chief Financial Officer

*
Mel F. Belich	Chairman of the Board of Directors

*
J. Stephens Allan	Director

*
David M. Fitzpatrick	Director

*
R. Bradley Hurtubise	Director

*
Irvine J. Koop	Director

*
Warren M. Shimmerlik	Director

* By:  /s/ Theresa Kosek
Name:  Theresa Kosek
Title: Attorney-in-Fact
Date: August 10, 2011

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States on this 10th day of  August, 2011.

COMPTON PETROLEUM (U.S.A.) CORPORATION

By:	/s/ Theresa Kosek
Name: Theresa Kosek
Title: Vice President Finance and Chief Financial Officer

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EXHIBIT INDEX
Exhibit
Number                   Description

4.1
The audited consolidated financial statements for the year ended December 31, 2010, including the notes thereto and the auditors’ report thereon (incorporated by reference to Exhibit 99.2 on the Registrant’s Form 40-F, filed with the Securities and Exchange Commission on February 28, 2011, Commission File No. 001-32643).

4.2
The Management’s Discussion and Analysis for the year ended December 31, 2010 (incorporated by reference to Exhibit 99.3 on the Registrant’s Form 40-F, filed with the Securities and Exchange Commission on February 28, 2011, Commission File No. 001-32643).

4.3
The Annual Information Form dated February 24, 2011 (incorporated by reference to Exhibit 99.1 on the Registrant’s Form 40-F, filed with the Securities and Exchange Commission on February 28, 2011, Commission File No. 001-32643).

4.4
The Management Proxy Circular dated February 24, 2011 with respect to the annual and special meeting held on May 10, 2011 (incorporated by reference to Exhibit 99.1 on the Registrant’s Current Report on Form 6-K, filed with the Securities and Exchange Commission on April 18, 2011, Commission File No. 001-32643).

4.5
The unaudited interim financial statements for the three months ended March 31, 2011, including the notes thereto (incorporated by reference to Exhibit 99.1 on the Registrant’s Current Report on Form 6-K, filed with the Securities and Exchange Commission on June 13, 2011, Commission File No. 001-32643).

4.6
The Management’s Discussion and Analysis for the three months ended March 31, 2011, (incorporated by reference to Exhibit 99.2 on the Registrant’s Current Report on Form 6-K, filed with the Securities and Exchange Commission on June 13, 2011, Commission File No. 001-32643).

4.7
The Notice of Meeting and Management Proxy Circular dated March 26, 2010 (incorporated by reference to Exhibit 99.1 on the Registrant’s Current Report on Form 6-K, filed with the Securities and Exchange Commission on March 29, 2010, Commission File No. 001-32643).

4.8
The Material Change Report dated June 6, 2011 relating to the announcement of the recapitalization (incorporated by reference to Exhibit 99.1 on the Registrant’s Current Report on Form 6-K, filed with the Securities and Exchange Commission on June 6, 2011, Commission File No. 001-32643).

4.9
The Information Circular dated June 24, 2011 with respect to the special meeting of the Shareholders and the Noteholders to be held on July 25, 2011 (incorporated by reference to Exhibit 99.1 on the Registrant’s Current Report on Form 6-K, filed with the Securities and Exchange Commission on June 28, 2011, Commission File No. 001-32643).

5.1	Consent of Grant Thornton LLP.

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5.2*	Consent of Stikeman Elliot LLP.

5.3	Consent of GLJ Petroleum Consultants Ltd.

5.4	Consent of BMO Nesbitt Burns Inc.

6.1*	Powers of Attorney
* Previously Filed

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